SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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XenoPort, Inc.

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3410 Central Expressway

Santa Clara, California 95051

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2016

To the Stockholders of XenoPort, Inc.:

Notice is hereby given that the annual meeting of stockholders of XenoPort, Inc., a Delaware corporation, will be held on May 17, 2016 at 9:00 a.m., local time, at the Santa Clara Marriott, Salon D, located at 2700 Mission College Blvd., Santa Clara, California 95054, for the following purposes:

1.	To elect two Class 2 directors to serve until the 2019 annual meeting of stockholders and until their successors have been duly elected and qualified.

2.	To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To approve, on an advisory basis, the compensation of XenoPort’s named executive officers, as disclosed in the proxy statement accompanying this notice.

4.	To conduct any other business properly brought before the annual meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The board of directors has fixed the close of business on March 23, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, this annual meeting and at any postponement or adjournment thereof.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on May 17, 2016 at 9:00 a.m., local time, at the Santa Clara Marriott, Salon D, located at 2700 Mission College Blvd., Santa Clara, California 95054

The Proxy Statement and Annual Report to Stockholders are available at

https://materials.proxyvote.com/98411C

By Order of the Board of Directors

THOMAS P. MCCRACKEN
Secretary

Santa Clara, California

April 4, 2016

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting in person, please vote as soon as possible. You can vote over the telephone or the internet, or, if you received a printed copy of the proxy materials via mail, by completing, signing and returning the proxy card as instructed in the materials. Instructions on how to access the proxy materials over the internet or to request a paper or electronic copy of the full set of proxy materials may be found in the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, mailed to stockholders. If you vote over the telephone or the internet, your vote must be received no later than 11:59 p.m. Eastern Time on May 16, 2016. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must bring with you a proxy issued in your name from that record holder that confirms that you are the beneficial owner of those shares or follow the instructions for internet or telephone voting procedures provided by your broker, bank or other nominee.

3410 Central Expressway

Santa Clara, California 95051

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet or a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials to our stockholders over the internet. Accordingly, we are sending by mail only a Notice of Internet Availability of Proxy Materials, or Notice, to certain of our stockholders of record and posting our proxy materials online at www.proxyvote.com. In addition, certain of our stockholders who previously requested to receive paper copies of our proxy materials instead of a Notice will be furnished a full set of proxy materials in the mail instead of the Notice. We intend to mail the full sets of proxy materials to the stockholders described in the previous sentence on or about April 7, 2016. The Notice contains only an overview of the complete proxy materials available. Stockholders are encouraged to access and review all the proxy materials on the website referred to in the Notice or request a paper or electronic copy of the full set of the proxy materials for review prior to voting. Instructions on how to access the proxy materials over the internet or to request a paper or electronic copy of the full set of the proxy materials may be found in the Notice. We intend to mail the Notice on or about April 5, 2016 to all stockholders of record as of March 23, 2016.

If I received a Notice, will I receive any proxy materials by mail other than the Notice?

No. If you received a Notice, you will not receive any other proxy materials by mail unless you request a paper or electronic copy of the proxy materials. To request that a full set of the proxy materials be sent to your specified postal or email address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions provided. You may also request a full set of the proxy materials by sending an email, referencing the control number set forth in the Notice, to sendmaterial@proxyvote.com.

How do I attend the annual meeting?

The annual meeting will be held on May 17, 2016 at 9:00 a.m., local time, at the Santa Clara Marriott, Salon D, located at 2700 Mission College Blvd., Santa Clara, California 95054. Directions to the annual meeting may be found at www.xenoport.com/contact/. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 23, 2016 will be entitled to vote at the annual meeting. On this record date, there were 63,523,462 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If, on March 23, 2016, your shares were registered directly in your name with our transfer agent, Computershare Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below, or if you request a printed copy of the proxy materials, we urge you to vote by returning your proxy card to ensure your vote is counted. If you submit your proxy telephonically or on the internet, you must vote no later than 11:59 p.m. Eastern Time on May 16, 2016.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If, on March 23, 2016, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are 3 matters scheduled for a vote:

•	Proposal 1: Election of two Class 2 directors to serve until the 2019 annual meeting of stockholders and until their successors have been duly elected and qualified;

•	Proposal 2: Ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

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Proposal 3: Advisory approval of the compensation of XenoPort’s named executive officers, as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission, or SEC.

How do I vote?

You may either vote “For All” two of the nominees to the board of directors or you may “Withhold” your vote with respect to any of these nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy on the internet or vote by proxy using a proxy card that you may request or that was delivered to you. Whether or not you plan to attend the annual meeting, we urge you to vote by submitting your proxy to ensure that your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot to vote your shares.

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To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that was delivered to you, and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the full set of proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on May 16, 2016 to be counted.

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To vote on the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the full set of proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on May 16, 2016 to be counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice or the full set of proxy materials containing voting instructions from that organization rather than directly from XenoPort. Simply follow the instructions on the Notice or the full set of proxy materials to ensure that your vote is counted. Alternatively, you may vote by telephone or on the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Telephone and internet voting procedures are designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 23, 2016.

What if I return a proxy card or otherwise vote but do not make specific choices?

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record and you do not specify your vote on each proposal individually when voting on the internet or over the telephone, or if you sign and return a proxy card without giving specific voting instructions, then your shares will be voted “FOR ALL” two of XenoPort’s nominees named herein to the board of directors (Proposal 1); “FOR” the ratification of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2); and “FOR” the advisory approval of the compensation of our named executive officers (Proposal 3). If any other matter is properly presented at the 2016 annual meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. See “What are ‘broker non-votes’?” below. We encourage you to provide voting instructions to the organization that holds your shares to ensure that your vote is counted on all three proposals.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or more than one set of proxy materials?

If you receive more than one Notice or more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions for each Notice or set of proxy materials that you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways, regardless of how you previously voted:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or on the internet.

•	You may send a timely written notice that you are revoking your proxy to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the annual meeting. The Inspector of Elections will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and entitled to vote and will have the same effect as “Against” votes on all proposals except the election of directors (Proposal 1). Broker non-votes will not be counted for purposes of determining the number of shares present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, broker non-votes will not affect the outcome of the vote on any of the proposals.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, or NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors and executive compensation, including the advisory stockholder votes on executive compensation. Accordingly, the broker or nominee may not vote your shares with respect to the election of directors (Proposal 1) or the stockholder advisory vote on executive compensation (Proposal 3), if you have not provided instructions, but may vote your shares on the ratification of independent registered public accounting firm (Proposal 2). We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

How many votes are needed to approve each proposal?

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For Proposal 1, the election of directors, the two Class 2 nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only “For” or “Withhold” votes will affect the outcome. Broker non-votes will have no effect.

•	For Proposal 2, the ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2016, must receive “For”

votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will not affect the outcome of the vote on Proposal 2.

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For Proposal 3, the advisory approval of the compensation of XenoPort’s named executive officers, must receive “For” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will not affect the outcome of the vote on Proposal 3.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the annual meeting in person or represented by proxy. On the record date, there were 63,523,462 shares outstanding and entitled to vote. Thus, the holders of at least 31,761,732 shares of common stock must be present in person or represented by proxy at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote over the telephone or on the internet, or if you vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the annual meeting or a majority of shares present at the annual meeting in person or represented by proxy may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

Final voting results will be published in a current report on Form 8-K that we expect to file within four business days following the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K disclosing preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by the close of business on December 6, 2016 to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. However, if our 2017 annual meeting of stockholders is not held between April 17, 2017 and June 16, 2017, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.

If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide specified information to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051 between the close of business on January 17, 2017 and the close of business on February 16, 2017, unless the date of our 2017 annual meeting of stockholders is before April 17, 2017 or after June 16, 2017, in which case such proposals shall be submitted no earlier than the close of business on the date 120 days prior to the 2017 annual meeting, and no later than the close of business on the later of (i) 90 days before the 2017 annual meeting of stockholders or (ii) ten days after notice of the date of the 2017 annual meeting is first publicly given. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2017 annual meeting of stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. The proxy solicited by the board of directors for the 2017 annual meeting of stockholders will confer discretionary voting authority with respect to any proposal presented by a stockholder at that meeting for which XenoPort has not been provided with timely notice. In addition, if the stockholder proposal is timely and in accordance with XenoPort’s bylaws, the proxy solicited will confer discretionary voting authority with respect to the proposal if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

What proxy materials are available on the internet?

This proxy statement and our 2015 Annual Report to Stockholders are available at https://materials.proxyvote.com/98411C.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws provide that the board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one third of the total number of directors, and with each class having a three-year term. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. This applies to vacancies created by an increase in the authorized number of directors or by the death, resignation, disqualification or removal of a director.

Our board of directors presently has eight members, and there are no vacancies. On March 31, 2016, Paul L. Berns, a current Class 2 director, informed the nominating and corporate governance committee of our board of directors of his decision to not stand for re-election as a Class 2 director at the 2016 annual meeting of stockholders, due to a desire to reduce his professional responsibilities related to serving on a number of public company boards. Upon the departure of Mr. Berns, the size of our board of directors will be reduced to, and our board of directors will be comprised of, seven directors. Proxies may only be voted for the two directors in Class 2 nominated for election at the annual meeting, the class whose term of office expires in 2016. Each of John G. Freund, M.D. and William J. Rieflin is currently a Class 2 director of XenoPort who was previously elected to the board of directors by the stockholders and was recommended for re-election to the board of directors by the nominating and corporate governance committee of the board of directors. If elected at the annual meeting, each of these two nominees would serve until the 2019 annual meeting of stockholders and until his successor is elected and has qualified, or until the director’s death, resignation, disqualification or removal. Each of these two nominees is submitted for re-election to the board of directors on the proxy.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. The proxy holders intend to vote the proxies “FOR ALL” two of XenoPort’s nominees named below unless you vote to “WITHHOLD” your vote with respect to any of these nominees. Cumulative voting is not permitted. In the event that any nominee named below should become unavailable for election as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by the nominating and corporate governance committee of the board of directors. Each nominee named below has agreed to serve if elected, and our board of directors has no reason to believe that any such nominee will be unable to serve.

The nominating and corporate governance committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the nominating and corporate governance committee has identified and evaluated the two director nominees named below in the broader context of the board of directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the nominating and corporate governance committee views as critical to the effective functioning of our board of directors. In selecting these two director nominees, as well as the remaining current directors, the nominating and corporate governance committee focused on selecting a diverse group of experienced board candidates and members with strong credentials and relevant industry expertise who will work together constructively to execute our strategic plan for delivering long-term growth and stockholder value. Our board of directors is pleased to nominate for election as directors the two persons named in this proposal.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each of Dr. Freund and Mr. Rieflin, our director nominees, and of each director whose term will continue after the annual meeting, that led the nominating and corporate governance committee and the board of directors to believe such director or nominee should continue to serve on our board of directors.

CLASS 2 NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING

John G. Freund, M.D.

John G. Freund, M.D., age 62, has been a member of our board of directors since 1999, our lead independent director since July 2008, and our Chairman since October 2015. He has been a managing director of Skyline Ventures, a venture capital firm specializing in healthcare companies, since 1997. From 1995 to 1997, Dr. Freund was a managing director in the private equity group at Chancellor Capital Management, a private capital investment firm. AMVESCAP plc, an investment services company, acquired Chancellor Capital Management in 1998 and renamed the division INVESCO Private Capital. In 1995, he co-founded Intuitive Surgical, Inc., a medical device company. From 1988 to 1994, he held various positions at Acuson Corp., a maker of ultrasound equipment, most recently as executive vice president. Siemens Corp. acquired Acuson in 2000. Prior to Acuson, Dr. Freund was a general partner of Morgan Stanley Venture Partners, a venture capital management firm, from 1987 to 1988. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., an investment banking company, where he was a cofounder of the Healthcare Group in the Corporate Finance Department. He received a B.A. from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School. Dr. Freund was a member of the boards of directors of The New Economy Fund, a U.S.-registered investment fund, from 2000 to 2009, Sirtris Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, from 2004 to 2008, Hansen Medical, Inc., a publicly-traded company specializing in medical robotics, from 2002 to 2010, MAP Pharmaceuticals, Inc., a publicly traded company developing inhalation-based pharmaceuticals, from 2004 to 2011, Concert Pharmaceuticals, Inc., from 2013 to 2015, and MAKO Surgical Corp., a publicly-traded company that designs and sells an advanced robotic-arm solution, together with proprietary implants for minimally invasive orthopedic procedures, from 2008 to 2013. Dr. Freund is currently a member of the boards of directors of SMALLCAP World Fund, Fundamental Investors, Inc., The Growth Fund of America, Inc., Capital Income Builder, Capital World Growth and Income Fund, and The New Economy Fund, each of which are U.S.-registered investment funds. Dr. Freund is also a member of the board of directors of Tetraphase Pharmaceuticals, Inc., Proteon Therapeutics, Inc., and Collegium Pharmaceutical, each of which are publicly-traded pharmaceutical companies.

The nominating and corporate governance committee and the board of directors believe that Dr. Freund’s 30 years of healthcare venture capital investing, healthcare investment banking, management of healthcare companies and board service for multiple pharmaceutical and medical device companies provide significant and extensive industry expertise, as well as appropriate perspective and extensive familiarity with compensation and financial matters. In addition, Dr. Freund has served as a director of the company since 1999, bringing historic knowledge and continuity to the board of directors.

William J. Rieflin

William J. Rieflin, age 56, has been a member of our board of directors since September 2010. Since September 2010, he has served as chief executive officer and a member of the board of directors of NGM Biopharmaceuticals, Inc., a privately held biopharmaceutical company focused on drug discovery efforts for various diseases. Mr. Rieflin previously served as our president from 2004 to September 2010. From 1996 to 2004, he held various positions with Tularik Inc., a biotechnology company focused on the discovery and development of product candidates based on the regulation of gene expression, the most recent of which was executive vice president, administration, chief financial officer, general counsel and secretary. Amgen Inc. acquired Tularik in 2004. Mr. Rieflin received a B.S. from Cornell University, an M.B.A. from the University of Chicago Booth School of Business and a J.D. from Stanford Law School. Mr. Rieflin is the lead independent member of the board of directors of Anacor Pharmaceuticals, Inc., a publicly traded biopharmaceutical company.

The nominating and corporate governance committee and the board of directors believe that Mr. Rieflin brings to the board substantial experience with the company, given his past role as our president, and extensive leadership skills, industry knowledge and operational expertise from his numerous positions as a biotechnology company executive.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

CLASS 3 DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Vincent J. Angotti

Vincent J. Angotti., age 48, has served as our chief executive officer and as a member of our board of directors since September 2015. He was previously our executive vice president and chief operating officer from June 2012 to October 2015. Prior to that, Mr. Angotti was senior vice president and chief commercialization officer from May 2008 to June 2012. From 2001 to 2008, he held several positions with Reliant Pharmaceuticals, Inc., the most recent of which was senior vice president of sales and marketing. GlaxoSmithKline acquired Reliant Pharmaceuticals in 2008. Prior to Reliant Pharmaceuticals, from 1991 to 2001, Mr. Angotti held several positions at Novartis Pharmaceuticals Corporation, most recently as executive director, field operations. Mr. Angotti received a B.S. from Cornell University and an M.B.A. from Columbia University.

The nominating and corporate governance committee and the board of directors believe that Mr. Angotti brings to the board substantial experience with the company, given his current role as our chief executive officer and his previous leadership roles with the company and at other pharmaceutical companies.

Jeryl L. Hilleman

Jeryl L. Hilleman, age 58, has been a member of our board of directors since January 2005. Since June 2014, she has served as chief financial officer at Intersect ENT, Inc., a medical device company. Prior to joining Intersect ENT, from September 2013 to June 2014 Ms. Hilleman was chief financial officer, chief accounting officer and secretary of Ocera Therapeutics, Inc., a biopharmaceutical company. From May 2012 to September 2013, Ms. Hilleman provided independent financial and strategic consulting for biotech and clean-tech companies. From January 2008 to May 2012, she was chief financial officer of Amyris Biotechnologies, Inc., a company specializing in synthetic biology. Prior to joining Amyris, she was executive vice president and chief financial officer of Symyx Technologies, Inc., a company specializing in high-throughput experimentation for the discovery of materials, from 1997 to June 2007. Prior to that, from 1997 to 1999, Ms. Hilleman served as vice president finance and chief financial officer of two public biotechnology companies, Geron Corporation and Cytel Corporation, which merged with Epimmune Inc. in 1999. Ms. Hilleman received an A.B. from Brown University and an M.B.A. from the Wharton Graduate School of Business.

The nominating and corporate governance committee believes that Ms. Hilleman’s significant experience as a chief financial officer of numerous public biotechnology companies provides valuable financial and audit expertise, particularly in light of Ms. Hilleman’s role as chairperson of the audit committee of the board of directors. The nominating and corporate governance committee believes that Ms. Hilleman’s educational background and public company experience provides her with significant expertise in: (i) oversight of preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements; and (ii) understanding internal controls and procedures for financial reporting as applicable for a company of our size and in our industry.

Wendell Wierenga, Ph.D.

Wendell Wierenga, Ph.D., age 68, has been a member of our board of directors since 2000. From June 2011 to February 2014, he served as executive vice president, research and development at Santarus, Inc., a public specialty biopharmaceutical company that was acquired by Salix Pharmaceuticals, Ltd. in January 2014. Prior to

joining Santarus, Dr. Wierenga was executive vice president of research and development at Ambit Biosciences, Inc., a biopharmaceutical company engaged in the discovery and development of small-molecule kinase inhibitors, from January 2007 to May 2011. Dr. Wierenga was executive vice president of research and development at Neurocrine Biosciences, Inc., a biopharmaceutical company developing therapeutics for neuropsychiatric, neuroinflammatory and neurodegenerative diseases, from 2003 to 2007. From 2000 to 2003, Dr. Wierenga was chief executive officer of Syrrx, Inc., a company focused on small-molecule drug compounds. Prior to joining Syrrx, from 1990 to 2000, he was senior vice president of worldwide pharmaceutical sciences, technologies and development at Parke-Davis, a division of Warner Lambert Co., a pharmaceutical company. Pfizer Inc., a research-based pharmaceutical company, acquired Warner Lambert in 2000. Prior to Parke-Davis, Dr. Wierenga worked at Upjohn Co., later Pharmacia & Upjohn, Inc., a pharmaceutical and biotechnology company, for 16 years in various positions, most recently as executive director of discovery research. Pfizer acquired Pharmacia & Upjohn, then named Pharmacia Corp., in 2002. Dr. Wierenga received a B.S. from Hope College and a Ph.D. in chemistry from Stanford University. From 1996 to 2013, Dr. Wierenga was a member of the board of directors of Onyx Pharmaceuticals, Inc., a public biopharmaceutical company specializing in oncology that was acquired by Amgen in 2013. Dr. Wierenga is currently a member of the board of directors of Cytokinetics, Inc., Ocera Therapeutics, Concert Pharmaceuticals, Inc., Apricus Biosciences, Inc. and Anacor Pharmaceuticals, Inc., all of which are publicly-traded biopharmaceutical companies.

The nominating and corporate governance committee believes that Dr. Wierenga’s significant pharmaceutical research, clinical development and regulatory experience provide valuable scientific and technical expertise to the board of directors. Dr. Wierenga also brings executive leadership experience to the board of directors.

CLASS 1 DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Dennis M. Fenton, Ph.D.

Dennis M. Fenton, Ph.D., age 64, has been a member of our board of directors since August 2009. Dr. Fenton is the owner and chief executive officer of Fenton and Associates, a biotechnology consulting firm. Prior to founding Fenton and Associates, Dr. Fenton held numerous positions, including executive roles in process development, manufacturing, sales and marketing and research and development, at Amgen, Inc., a biotechnology company, where he most recently served as executive vice president responsible for worldwide operations, manufacturing, process development and quality from 2000 to 2008. From 1995 to 2000, Dr. Fenton was senior vice president of operations, and from 1992 to 1995, Dr. Fenton was senior vice president of sales, marketing and process development for Amgen. Dr. Fenton received a B.S. in biology from Manhattan College and a Ph.D. in microbiology from Rutgers University. Dr. Fenton is a member of the board of directors of Portola Pharmaceuticals, Inc., a publicly traded pharmaceutical company specializing in hematologic disorders and Pfenex, Inc., a publicly-traded biotechnology company specializing in biosimilars. Between 2010 and 2015, Dr. Fenton served as a director of Genzyme Corporation, Dendreon Corporation, Hospira, Inc. and Kythera Biopharmaceuticals, Inc.

The nominating and corporate governance committee believes that Dr. Fenton’s 26 years of experience, including numerous leadership positions, at Amgen, a high-growth biotechnology company, brings a range of experience important to the board of directors. In particular, the nominating and corporate governance committee believes that Dr. Fenton’s experience in operations and sales and marketing will be valuable to the board of directors as we pursue commercialization of HORIZANT® (gabapentin enacarbil) Extended-Release Tablets.

Catherine J. Friedman

Catherine J. Friedman, age 55, has been a member of our board of directors since September 2007. Ms. Friedman has been an independent financial consultant to private and public companies in the life sciences industry since 2006. Prior to that, Ms. Friedman held numerous positions over a 23-year investment banking career with Morgan Stanley & Co., an investment banking company, including Managing Director from 1997 to

2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice from 1993 to 2006. Ms. Friedman received a B.A. from Harvard College and an M.B.A. from the University of Virginia Darden School of Business. Ms. Friedman is a member of the boards of directors of EnteroMedics Inc., a publicly-traded medical device company focused on obesity management, GSV Capital Corp, an externally managed, non-diversified closed-end management investment company, Innoviva, Inc., a royalty management company specializing in biopharmaceutical assets, Radius Health, Inc., a publicly-traded biopharmaceutical company and Yahoo! Inc., a publicly-traded company.

The nominating and corporate governance committee believes that Ms. Friedman’s 23 years of experience as a leading investment banker in the life sciences industry provides important industry and financial expertise. The nominating and corporate governance committee believes that Ms. Friedman’s extensive experience with company financing and capital market access are of particular importance as we continue to finance our operations.

CORPORATE GOVERNANCE AND BOARD MATTERS

INDEPENDENCE OF THE XENOPORT BOARD

As required under The NASDAQ Stock Market LLC, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time. Consistent with these considerations, our board of directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for our former chief executive officer, Ronald W. Barrett, Ph.D., who served until his retirement from the board in September 2015, and Vincent J. Angotti, our current chief executive officer who joined the board in September 2015. The Board of Directors also determined that Ernest Mario, Ph.D., who served as a director until May 2015, was independent during the time he served as a director. In addition, our board of directors has determined that each member of our audit committee, compensation committee and nominating and corporate governance committee is an independent director within the meaning of the applicable Nasdaq listing standards and SEC rules.

INFORMATION REGARDING THE XENOPORT BOARD

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines to ensure that the board of directors has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the principles that the board of directors will follow with respect to board member responsibilities, board of directors composition and selection, board of directors meetings and involvement of senior management, succession planning and board of directors committees and compensation. The Corporate Governance Guidelines were adopted by the board of directors to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines may be viewed on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.”

Meetings

During 2015, our board of directors held 10 meetings, including telephonic meetings, and acted by unanimous consent seven times. All directors attended at least 75% of the aggregate of the meetings of the board of directors and of the committees on which they served that were held during the period for which they were a director or a committee member. As required under applicable Nasdaq listing standards, in 2015, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meetings of stockholders, directors are encouraged to attend the annual meeting of XenoPort stockholders. All directors attended the 2015 annual meeting of stockholders in person or via telephonic conference.

Leadership Structure

Dr. Freund served as our lead independent director from July 2008 through September 2015, and was appointed as our independent board chair on September 29, 2015. As our lead independent board chair, Dr. Freund has the authority and responsibility to, among other things, call and preside over board meetings, including meetings of the independent directors, set meeting agendas and determine materials to be distributed to the board, as well coordinate the activities of the other independent directors. Accordingly, the board chair has substantial ability to shape the work of the board. We believe that having an independent board chair separate from our chief executive officer reinforces the independence of the board of directors in its oversight of our business and affairs. In addition, we believe that having an independent board chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in the best interests of the company and its stockholders. As a result, we believe that having an independent board chair can enhance the effectiveness of the board of directors as a whole.

Risk Oversight

One of the board of directors’ key functions is informed oversight of important enterprise risks facing the company. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole and through the board of directors’ committees. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper conduct. The board of directors’ role includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal, regulatory, compliance, strategic and reputational risks. The board of directors and each committee also receive incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the entire board of directors as appropriate.

COMMITTEES OF THE BOARD

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for 2015 for each of the board of directors’ committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Paul L. Berns (1)	—	X*	—
Dennis M. Fenton, Ph.D.	—	X	—
John G. Freund, M.D. (2)	X	—	X*
Catherine J. Friedman	X	—	X
Jeryl L. Hilleman	X*	—	—
Ernest Mario, Ph.D. (3)	—	—	X
William J. Rieflin	—	—	—
Wendell Wierenga, Ph.D.	—	X	—

Total meetings in 2015	7	7	2
Total actions by unanimous consent in 2015	3	19	0

*	Committee Chairperson
(1)	Mr. Berns will retire from our board of directors effective as of the date of our 2016 annual meeting, May 17, 2016.
(2)	Dr. Freund serves as the independent chair of the board of directors.
(3)	Dr. Mario did not stand for reelection and retired from our board of directors effective May 19, 2015.

Below is a description of each standing committee of our board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to XenoPort.

Audit Committee

The audit committee oversees (i) our corporate accounting and financial reporting practices and the audits of our financial statements and (ii) our healthcare compliance program, and it has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. For this purpose, the audit committee performs several functions. The audit committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible audit, audit-related and non-audit services; sets the compensation of the independent registered public accounting firm; reviews and approves the scope of the audit of the independent registered public accounting firm; monitors the rotation of partners of the independent registered public accounting firm on the company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal controls over financial reporting; reviews and approves or rejects transactions between the company and any related persons; establishes procedures, as required under applicable law, for the retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting, auditing or healthcare compliance matters; reviews the results of management’s efforts to monitor compliance with the company’s programs and policies designed to ensure adherence to applicable laws and rules addressed by the healthcare compliance program; and meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The audit committee is currently comprised of three directors: Dr. Freund, Ms. Friedman and Ms. Hilleman. Ms. Hilleman serves as the chairperson of the audit committee. The board of directors annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards and in Rule 10A-3(b)(1) of the Exchange Act. Our board of directors has also determined that Ms. Hilleman is an “audit committee financial expert” as defined in applicable SEC rules and satisfies the financial sophistication requirements of the Nasdaq listing standards. The board of directors made a qualitative assessment of Ms. Hilleman’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for public reporting companies.

During 2015, the audit committee met seven times and acted by unanimous consent three times. The audit committee is governed by a written audit committee charter. The audit committee charter may be viewed on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.”

Report of the Audit Committee of the Board of Directors1

The audit committee of the board of directors of XenoPort, Inc. oversees the company’s corporate accounting and financial reporting practices on behalf of the board of directors, including: (a) general oversight of the financial reporting process of the company; (b) monitoring the quality and integrity of the company’s financial statements and systems of internal accounting and financial controls; (c) compliance with legal and regulatory requirements related to the preparation and external audit of the company’s financial statements; and (d) the selection, evaluation and retention of the company’s independent registered public accounting firm. Each of the members of the audit committee is independent as defined under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act.

The audit committee is governed by a written charter approved by the board of directors. XenoPort’s management has primary responsibility for preparing the company’s financial statements, ensuring the integrity of such data and establishing the financial reporting process, including the company’s systems of internal controls. Ernst & Young LLP, XenoPort’s independent registered public accounting firm, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the fair presentation of the financial statements in conformity with accounting principles generally accepted in the United States and effectiveness of internal controls over financial reporting, and reviewing the company’s unaudited interim financial statements. The audit committee’s responsibility is to oversee and review these processes.

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2015 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee reviewed with XenoPort’s independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including those matters set forth in the Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 16. In addition, the audit committee has discussed with

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of XenoPort under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

XenoPort’s independent registered public accounting firm its independence from management and the company and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The audit committee discussed with XenoPort’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its considerations of the company’s internal controls and the overall quality of the company’s financial reporting. The audit committee approved all audit, audit-related and non-audit services provided by XenoPort’s independent registered public accounting firm. The audit committee only approved services that were integrally connected to the audit services or that were at a level that did not otherwise compromise the independent registered public accounting firm’s independence. The audit committee has not approved any services by the independent registered public accounting firm that are related to financial information systems design and implementation or strategic tax planning services.

During fiscal year 2015, the audit committee held seven meetings. In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. The audit committee has selected, and the board of directors has recommended that the stockholders ratify the selection of, Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Respectfully submitted,
The Audit Committee of the Board of Directors

Jeryl L. Hilleman (Chairperson)
John G. Freund, M.D.
Catherine J. Friedman

Compensation Committee

The compensation committee reviews and approves the overall compensation strategy and policies for the company. The compensation committee: reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers; evaluates and recommends to the board of directors for approval the compensation plans and programs advisable for the company; establishes policies with respect to equity compensation arrangements; reviews and approves the terms of any employment agreements, severance arrangements, change-of-control protections and other compensatory arrangements for our executive officers; evaluates and recommends to the board of directors for approval the compensation and other terms of employment for our chief executive officer; evaluates, determines and approves the compensation and other terms of employment for our other executive officers; reviews and assesses the potential impact of our compensation practices on enterprise risk; administers our equity incentive plans and employee stock purchase plan, stock bonus plans, bonus plans, deferred compensation plans and other similar programs, and reviews and determines the compensation to be paid to the non-employee members of our board of directors. The compensation committee also reviews with management the company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Historically, the compensation committee has made most significant adjustments to annual compensation, determined bonus and equity awards and approved new performance objectives at one or more meetings held during the first quarter of the year. However, the compensation committee also considers matters related to individual compensation, such as compensation for new executive hires or new hire inducement stock award grants, at various meetings throughout the year or pursuant to actions by unanimous consent. Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executive compensation decisions, including decisions relating to the grant of equity awards to executive officers, the compensation committee typically considers the recommendations of our chief executive officer, and he often participates in the compensation committee’s deliberations about executive compensation matters. However, the compensation committee also meets in executive session, and our chief executive officer does not participate in the determination of his own compensation, nor does he participate in deliberations with respect thereto. In the case of the chief executive officer, the evaluation of his performance is conducted by the compensation committee, which determines and recommends to the board of directors for approval any adjustments to his compensation as well as awards to be granted. From time to time, various members of management, including our chief financial officer, and other employees, outside advisors or consultants have been or may in the future be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. The compensation committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the committee. In particular, the compensation committee has the sole authority to retain compensation consultants and other advisers, at XenoPort’s expense, to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. For all executives, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

During 2015, after taking into consideration the six factors prescribed by the SEC and Nasdaq referenced above, the compensation committee engaged Radford, an Aon Hewitt Company, as compensation consultants. The compensation committee requested that Radford (i) evaluate the efficacy of the company’s existing compensation strategy and practices in supporting and reinforcing the company’s long-term strategic goals and (ii) assist in refining the company’s compensation strategy and developing and implementing a competitive executive compensation program to execute that strategy.

As part of its engagement, Radford was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The compensation committee has analyzed whether the work of Radford as a compensation consultant has raised any conflict of interest and determined, based on its review, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants to the compensation committee has not created any conflict of interest. The compensation committee will continue to assess the independence of any compensation advisers by reference to the foregoing factors, consistent with applicable Nasdaq listing standards. The specific determinations of the compensation committee with respect to executive compensation for 2015 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement. The specific determinations of the compensation committee with respect to non-employee director compensation are described in greater detail in the Director Compensation section of this proxy statement.

The compensation committee may form, and delegate authority to, subcommittees, including a subcommittee composed of one or more members of the board of directors to grant stock awards under the company’s equity incentive plans.

The compensation committee is currently comprised of three directors: Mr. Berns and Drs. Fenton and Wierenga. Mr. Berns serves as the chairperson of the compensation committee. Mr. Berns will retire from the compensation committee effective as of the date of our 2016 annual meeting, May 17, 2016. All members of the compensation committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The compensation committee met seven times, and acted by unanimous consent 19 times, during 2015. The compensation committee is governed by a written compensation committee charter. The compensation committee charter may be viewed on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.”

Compensation Committee Report2

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the CD&A be included in this proxy statement and incorporated into XenoPort’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted,
The Compensation Committee of the Board of Directors
Paul L. Berns (Chairperson)
Dennis M. Fenton, Ph.D.
Wendell Wierenga, Ph.D.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2015, our compensation committee consisted of Mr. Berns and Drs. Fenton and Wierenga. During 2015, none of the members of our compensation committee had at any time been an officer or employee of XenoPort. During 2015, none of our executive officers served as a director or member of the compensation committee of any other entity whose executive officers served on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for: overseeing all aspects of our corporate governance functions on behalf of the board of directors; making recommendations to the board of directors regarding corporate governance issues; identifying, reviewing and evaluating candidates to serve as directors; reviewing, evaluating and considering the recommendation for nomination of incumbent directors for re-election to the board of directors; monitoring the size of the board of directors; recommending candidates to the board of directors and making such other recommendations to the board of directors regarding affairs relating to our directors; assessing the performance of our board of directors and its committees and of individual directors; reviewing and assessing our corporate governance principles; and overseeing our legal, regulatory and ethical compliance programs, other than handling complaints related to accounting, financial or healthcare compliance matters, which are delegated to the audit committee.

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of XenoPort under the Securities Act of 1933, as amended, or the Exchange Act, other than XenoPort’s Annual Report on Form 10-K where it shall be deemed furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

To date, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. Instead, when considering candidates for director, the nominating and corporate governance committee will generally consider all of the relevant qualifications of board of directors candidates, including such factors as the candidate’s relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having relevant financial or accounting expertise, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of our stockholders and whether the board candidates will be independent for purposes of the Nasdaq listing standards, as well as the current needs of the board of directors and the company. In addition, while it does not have a formal policy on the board of directors’ diversity, the nominating and corporate governance committee takes into account a broad range of diversity considerations when assessing director candidates, including individual backgrounds and skill sets, professional experiences and other factors that contribute to the board of directors having an appropriate range of expertise, talents, experiences and viewpoints. The nominating and corporate governance committee considers diversity criteria in view of the needs of the board of directors as a whole when making decisions on director nominations. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee will also review, prior to nominating such directors for another term, such directors’ overall service to XenoPort during their term. The nominating and corporate governance committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors.

Similarly, the nominating and corporate governance committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. Stockholders wishing to recommend individuals for consideration by the nominating and corporate governance committee may do so by delivering a written recommendation to XenoPort’s Secretary at 3410 Central Expressway, Santa Clara, California 95051 and providing the candidate’s name, biographical data and qualifications and a document indicating the candidate’s willingness to serve if elected.

The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. We have, from time to time, engaged an executive search firm to assist the nominating and corporate governance committee in identifying and recruiting potential candidates for membership on the board of directors.

The nominating and corporate governance committee is currently comprised of two directors: Ms. Friedman and Dr. Freund. Dr. Mario served as a third member of the committee until May 2015. Dr. Freund serves as chairperson of the nominating and corporate governance committee. All members of the nominating and corporate governance committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The nominating and corporate governance committee met twice and did not act by unanimous consent during 2015. The nominating and corporate governance committee is governed by a written nominating and corporate governance committee charter. The nominating and corporate governance committee charter may be viewed on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.”

STOCKHOLDER COMMUNICATIONS WITH THE XENOPORT BOARD

To date, we have not adopted a formal process for stockholder communications with the board of directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The nominating and corporate governance committee will consider, from time to time, whether adoption of a formal process for stockholder communications with the board of directors has become necessary or appropriate and, if adopted, will publish such policy promptly on our website. Stockholders may send communications to the board of directors by mail to 3410 Central Expressway, Santa Clara, California 95051 or by e-mail at ir@XenoPort.com, each of the foregoing sent “Attn: Board of Directors.”

CODE OF ETHICS

We have adopted the XenoPort, Inc. Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. Our Code of Business Conduct and Ethics is available on our website at www.XenoPort.com under the section entitled “Investors/Corporate Governance.” Stockholders may request a free copy of the code by submitting a written request to XenoPort, Inc., Attention: Investor Relations, 3410 Central Expressway, Santa Clara, California 95051. In addition, we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by promptly disclosing on our website in the future (1) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as XenoPort’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and the board of directors has further directed that management submit the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm for ratification by the stockholders at the 2016 annual meeting. Ernst & Young LLP has served as XenoPort’s independent registered public accounting firm since the company’s inception in 1999. Representatives of Ernst & Young LLP are expected to be present at the 2016 annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of the board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of XenoPort and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2016 annual meeting will be required to ratify the selection of Ernst & Young LLP as XenoPort’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

In connection with the audit of our 2015 financial statements, we entered into an engagement letter with Ernst & Young LLP, our independent registered public accounting firm, which sets forth the terms by which Ernst & Young LLP performed and will perform audit and interim review services for the company.

The following table represents aggregate fees billed or billable to XenoPort for the fiscal years ended December 31, 2015 and 2014 by Ernst & Young LLP as XenoPort’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2015	2014
Audit fees	$1,497,111	$1,323,758
Audit-related fees	—	—
Tax fees	—	—
All other fees	2,500	195,369

Total fees	$1,499,611	$1,519,127

Audit Fees: Consists of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. During the fiscal year ended December 31, 2015, audit fees included costs of $135,000 related to the private placement of convertible senior notes consummated in February 2015. During the fiscal year ended December 31, 2014, fees of $120,000 were billed in connection with a follow-on public offering of our common stock consummated in January 2014.

Audit-Related Fees: Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” During the fiscal years ended December 31, 2015 and 2014, Ernst & Young did not provide any audit-related services to XenoPort.

Tax Fees: Consists of fees for professional services for tax compliance, tax advice and tax planning. During the fiscal years ended December 31, 2015 and 2014, Ernst & Young LLP did not provide any tax services to XenoPort.

All Other Fees: Consists of fees for products and services other than the services described above. During the fiscal year ended December 31, 2015, all other fees related to fees for a web-based accounting tool. During the fiscal year ended December 31, 2014, all other fees primarily related to contemplated strategic transactions, as well as fees for a web-based accounting tool.

All fees described above for 2015 and 2014 were pre-approved by the audit committee.

PRE-APPROVAL POLICIES AND PROCEDURES

Since our initial public offering in June 2005, our audit committee has pre-approved all audit and permissible non-audit services by Ernst & Young LLP, XenoPort’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Our audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of XenoPort’s executive officers named in the Summary Compensation Table, or our named executive officers, as disclosed in this proxy statement in accordance with SEC rules.

At the 2011 annual meeting of stockholders, we requested that our stockholders indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of XenoPort’s named executive officers, commonly referred to as a “say-on-pay vote.” Although our stockholders did not indicate a majority preference on the frequency of future say-on-pay votes, there were more votes for an annual frequency than any other frequency, and our board of directors ultimately decided to hold annual say-on-pay votes. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of XenoPort’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The board of directors is asking the stockholders to indicate their support for the compensation of XenoPort’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to XenoPort’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the board of directors or XenoPort. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the board of directors, and, accordingly, the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Unless our board of directors modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, or our stockholders indicate at the 2017 annual meeting of stockholders, on an advisory basis, a preferred frequency of stockholder advisory votes on the compensation of XenoPort’s named executive officers other than on an annual basis, the next advisory vote on the compensation of our named executive officers will be held at the 2017 annual meeting of stockholders.

Approval of this advisory proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2016 by: (i) each director and each of our nominees for director; (ii) each of the officers named in the Summary Compensation Table (our “named executive officers”); (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership (1)
Beneficial Owner (2)	Number of Shares	Percent of Total
Named Executive Officers and Directors:
Vincent J. Angotti (3)	678,871	1.06%
Ronald W. Barrett (4)	1,169,356	1.82%
William G. Harris (5)	464,901	*
Gregory T. Bates (6)	223,495	*
Richard K. Kim (7)	164,467	*
Gianna M. Bosko (8)	155,263	*
Paul L. Berns (9)	128,750	*
Dennis M. Fenton (10)	121,750	*
John G. Freund (11)	671,794	1.06%
Catherine J. Friedman (12)	141,050	*
Jeryl L. Hilleman (13)	139,092	*
William J. Rieflin (14)	529,248	*
Wendell Wierenga (15)	152,748	*
All current executive officers and directors as a group (11 persons) (16)	3,416,098	5.21%

5% Stockholders:
Deerfield Mgmt, L.P. (17) 780 Third Avenue, 37th Floor New York, NY 10017	11,551,152	18.18%
Wellington Management Group LLP (18) 280 Congress Street Boston, MA 02210	8,317,976	13.09%
Baker Bros. Advisors LP and affiliates (19) 667 Madison Avenue, 21st Floor New York, NY 10065	6,337,917	9.98%
Orbimed Advisors LLC and affiliates (20) 601 Lexington Avenue, 54th Floor New York, NY 10022	5,768,400	9.08%
BlackRock, Inc. (21) 40 East 52nd Street New York, NY 10022	4,231,151	6.66%
GlaxoSmithKline plc (22) 980 Great West Road Brentford, Middlesex TW8 9GS England	4,031,212	6.35%

*	Less than one percent.
(1)

This table is based upon information supplied by officers and directors and upon information gathered by XenoPort about principal stockholders known to the company based on Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 63,522,303 shares outstanding on March 1, 2016, calculated in accordance with the rules promulgated by the SEC. All shares of common stock subject to restricted stock units, or RSUs, vesting or stock options exercisable within 60 days after March 1, 2016 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such RSUs or stock options, but are not deemed to be outstanding for computing the percentage of ownership of any other person.
(2)	Unless otherwise provided, the address for each of the beneficial owners listed is c/o XenoPort, Inc., 3410 Central Expressway, Santa Clara, California 95051.
(3)	Includes 552,023 shares that Mr. Angotti has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options.
(4)	Includes 170,834 shares held in a family trust for which Dr. Barrett and his spouse are trustees. Also includes 855,935 shares that Dr. Barrett has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options. This information was reported to us on March 31, 2016 by Dr. Barrett, who served as our Chief Executive Officer until his retirement in September 2015.
(5)	Includes 306,831 shares that Mr. Harris has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options.
(6)	Includes 181,519 shares that Dr. Bates has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options.
(7)	Includes 138,145 shares that Dr. Kim has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options.
(8)	Includes 155,263 shares that Ms. Bosko has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options. This information was reported to us on March 24, 2016 by Ms. Bosko, who served as our Senior Vice President, Chief Legal Officer and Secretary until her resignation in February 2015.
(9)	Includes 118,750 shares that Mr. Berns has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options.
(10)	Includes 103,750 shares that Dr. Fenton has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options.
(11)	Includes 227 shares held by Skyline Venture Management III, L.L.C. and 483,333 shares held by Skyline Venture Partners V, L.P. Dr. Freund: is a managing member of Skyline Venture Management III, L.L.C., which is the sole general partner of Skyline Venture Partners III, L.P. and Skyline Venture Partners Qualified Purchasers Fund III, L.P.; is a managing member of Skyline Venture Management V, L.L.C., which is the sole general partner of Skyline Venture Partners V, L.P.; and has shared voting and investment power over the shares held by the Skyline funds except for the shares held by Skyline Venture Partners V, L.P., over which Dr. Freund has sole voting and investment power. Dr. Freund disclaims beneficial ownership of the shares held by the Skyline entities, except to the extent of his proportionate partnership interest therein. Also includes 3,645 shares held by the Paul Brooke 1989 Insurance Trust of which Dr. Freund is a trustee, 3,080 shares held by Dr. Freund as custodian for his two sons, 22,633 shares owned by a retirement account of which Dr. Freund is the beneficiary, 21,200 shares held in a family trust for which Dr. Freund and his spouse are trustees, 27 shares held by a family partnership for which Dr. Freund is a partner and 118,750 shares that Dr. Freund has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options.
(12)	Includes 123,750 shares that Ms. Friedman has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options.
(13)	Includes 118,750 shares that Ms. Hilleman has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options.
(14)	Includes 281,117 shares held in a family trust for which Mr. Rieflin and his spouse are trustees and 68 shares representing Mr. Rieflin’s potential beneficial ownership as a limited partner in Skyline Venture Partners V, L.P. Dr. Freund, a director of XenoPort, is a managing director of Skyline Venture Management V, L.L.C., which is the sole general partner of Skyline Venture Partners V, L.P. (see note (11)). Also includes 221,403 shares that Mr. Rieflin has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options.

(15)	Includes 118,750 shares that Dr. Wierenga has the right to acquire within 60 days of March 1, 2016 through the exercise of stock options.
(16)	Includes shares beneficially owned by our current directors and executive officers as described in notes (3) through (15), with the exception of note (4) (Ronald W. Barrett) and note (8) (Gianna M. Bosko). Dr. Barrett retired from the Company in September 2015 and Ms. Bosko resigned from the Company in February 2015 but, under applicable SEC regulations, they both qualify as “named executive officers.”
(17)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 16, 2016, each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. has shared voting and dispositive power over 11,551,152 shares, which are held by various investment companies of which Deerfield Mgmt, L.P. is the general partner, and of which Deerfield Management Company, L.P. is the investment advisor. The Schedule 13G/A also reports that James E. Flynn has shared voting and dispositive power over 11,551,152 shares. The Schedule 13G/A filed by the reporting persons provides information only as of December 31, 2015, and, consequently, the beneficial ownership of the above-mentioned reporting person may and likely has changed between December 31, 2015 and March 1, 2016.
(18)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 11, 2016, Wellington Management Group LLP (formerly Wellington Management Company, LLP) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has shared dispositive power with respect to 8,317,976 shares and shared voting power with respect to 7,193,395 shares. The Schedule 13G/A filed by the reporting person provides information only as of December 31, 2015, and, consequently, the beneficial ownership of the above-mentioned reporting person may and likely has changed between December 31, 2015 and March 1, 2016.
(19)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 16, 2016, Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker (collectively, the “Baker Reporting Persons”) have sole voting and dispositive power with respect to 6,625,672 shares. According to the Schedule 13G/A, the shares that the Baker Reporting Persons reported as beneficially owned are held directly by, or are issuable upon conversion of 2.50% convertible senior notes due 2022 (“2022 Notes”), held directly by, Baker Brothers Life Sciences, L.P., 14159, L.P. and 667, L.P. (collectively, the “Baker Funds”). According to the Schedule 13G/A, the Baker Reporting Persons are investment advisers registered under Section 203 of the Investment Advisers Act of 1940, Baker Bros. Advisors (GP) LLC is a parent holding company and each of Felix J. Baker and Julian C. Baker is a control person. The Baker Reporting Persons disclaim beneficial ownership of the shares that are held by, or issuable upon conversion of 2022 Notes held by, the Baker Funds. The Schedule 13G/A filed by the Baker Reporting Persons provides information only as of December 31, 2015. As noted above, the beneficial ownership of the Baker Reporting Persons reported in the table above also includes shares issuable upon conversion of 2022 Notes held by the Baker Funds (according to the Schedule 13G/A), and certain shares of common stock that may be issued upon the conversion of 2022 Notes held by the Baker Funds are excluded from the total number of shares reported as beneficially owned due to a blocker provision that prevents the conversion in full of the 2022 Notes if the number of shares of common stock to be issued pursuant to such conversion would, when aggregated with all other shares of common stock owned by such holder at such time, result in the holder beneficially owning more than 19.99% of the shares of common stock of XenoPort outstanding at such time, or such lower amount as may be designated by a holder of a 2022 Note upon notice to us (which amount is currently designated at 9.98% with respect to the Baker Funds). This restriction can be adjusted or waived by the holder upon 61 days’ prior written notice to us. Accordingly, the number of shares of common stock issuable upon conversion of 2022 Notes by the Baker Funds and the resulting beneficial ownership of the Baker Reporting Persons may change depending upon changes in the outstanding shares or waiver or adjustment of the restriction. See “Transactions with Related Persons – Certain Relationships and Related-Party Transactions – Participation in Private Placement” below.
(20)	Based on the information contained in a Schedule 13G/A filed with the SEC on February 11, 2016, Orbimed Advisors LLC has shared voting power and shared dispositive power over 5,768,400 shares. The Schedule 13G/A filed by the reporting person provides information only as of December 31, 2015, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2015 and March 1, 2016.

(21)	Based on the information contained in a Schedule 13G/A filed with the SEC on January 27, 2016, BlackRock, Inc. has sole voting power over 4,117,154 shares and sole dispositive power over 4,231,151 shares. The Schedule 13G/A filed by the reporting person provides information only as of December 31, 2015, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2015 and March 1, 2016.
(22)	Based on the information contained in a Schedule 13G filed with the SEC on December 19, 2012, GlaxoSmithKline plc has sole voting and dispositive power of 4,031,212 shares through its indirect wholly-owned subsidiary, Glaxo Group Limited, or GSK. The Schedule 13G filed by the reporting persons provides information only as of December 10, 2012, and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between December 10, 2012 and March 1, 2016. Pursuant to its stock purchase agreement with us, GSK has agreed that, at any of our stockholder meetings, it (i) will appear or otherwise cause these 4,031,212 shares to be counted as present for purposes of calculating a quorum, (ii) will vote these shares in the same proportion (e.g., for, against, withheld, abstain and/or electing any other choice) as the votes that are collectively cast by all other holders of our common stock who are present and voting with respect to such matter and (iii) if such meeting involves a vote regarding a change in control or similar transaction that would give rise to any appraisal rights or dissenter’s rights, will waive and not exercise any such appraisal rights or dissenter’s rights with respect to these shares. With limited exception, these voting provisions will terminate upon the earliest of any of the following events: (a) the shares owned by GSK represent less than 2% of our issued and outstanding common stock; (b) a change in control is consummated with respect to us; or (c) a bankruptcy event.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with; except that in January 2015 Form 4s filed for each of (i) Dr. Barrett covering the vesting of 28,750 shares of our common stock, (ii) Mr. Angotti covering the vesting of 12,500 shares of our common stock, (iii) Mr. Harris covering the vesting of 6,500 shares of our common stock, (iii) Ms. Bosko covering the vesting of 4,250 shares of our common stock, (iv) Dr. Bates covering the vesting of 6,000 shares of our common stock, and (v) Dr. Kim covering the vesting of 6,500 shares of our common stock, were filed late due to clerical error.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the material elements of compensation for the following executives, who are referred to in this Compensation Discussion and Analysis and in the following tables as the named executive officers:

•	Vincent J. Angotti, our chief executive officer;

•	Ronald W. Barrett, Ph.D., our former chief executive officer;

•	William G. Harris, our senior vice president of finance and chief financial officer;

•	Gregory T. Bates, D.V.M., our senior vice president of regulatory affairs and quality;

•	Richard K. Kim, M.D., our senior vice president of clinical development and medical affairs and chief medical officer; and

•	Gianna M. Bosko, our former senior vice president, chief legal officer and secretary.

XenoPort’s executive compensation program is designed to pay our executive officers for performance, by appropriately motivating and rewarding them for the achievement of strategic objectives that drive value for XenoPort and its stockholders over the long-term. XenoPort remains committed to its pay-for-performance philosophy, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation during any given annual period. As further described below, 2015 was a year of transition and change for the company that warranted special compensation considerations and pay decisions. The compensation committee continues to develop, analyze and review its methods for aligning executive management’s long-term compensation with the benefits generated for stockholders, including taking into account the results of the stockholder advisory vote to be held at the 2016 annual meeting and described under “Proposal 3 – Advisory Vote on Executive Compensation” in this proxy statement.

Executive Summary

2015 was a year of transition and change for XenoPort. We implemented a shift in our strategy to focus on and maximize the value of our commercial product, HORIZANT, resulting in a substantial change in our leadership team and a reduction in our workforce. In connection with this shift in business focus, Ronald W. Barrett, Ph.D. retired as chief executive officer and Vincent J. Angotti, our then executive vice president and chief operating officer, was promoted to the role of chief executive officer. Mr. Angotti spearheaded the commercialization of HORIZANT and as such, retaining him and ultimately promoting him to chief executive officer was fundamental to the company’s shift in strategy. Dr. Barrett continues to work with XenoPort in an important advisory role, ensuring a smooth transition and advising on partnering activities for our XP23829 and XP21279 product candidates. It was critical to the compensation committee and board of directors that our compensation arrangements with our executive officers provided the appropriate support and incentives to retain, motivate and reward our executive officers through this time of transition. As a result, we made several key changes in our compensation arrangements during 2015. We view these decisions as unique, one-time events to meet the needs of our transition and path forward as a business. We continue to carefully evaluate our compensation arrangements, as necessary, to move our company forward and ensure that our pay program aligns our executives’ compensation with our stockholders’ interests and our company performance over the long-term.

A summary of the major compensation actions relating to our transition include:

•

Prior to our announced shift in strategic focus, we took steps to retain Mr. Angotti’s services to ensure that Mr. Angotti would remain with the company in a senior leadership position. Mr. Angotti’s commercialization experience was and is crucial to our business going forward and Mr. Angotti had been identified as a potential successor to our chief executive officer, should Dr. Barrett ultimately decide to retire. The compensation committee determined adjustments to Mr. Angotti’s compensation were necessary to retain him, particularly in light of recent departures of certain other of our vice presidents and because the majority of Mr. Angotti’s equity awards were underwater and therefore not delivering the appropriate incentive and retention objectives. In August 2015, we granted Mr. Angotti long-term equity incentives and we increased Mr. Angotti’s base salary to an amount we determined necessary and reasonable, while still falling below the base salary of Dr. Barrett.

•

In connection with Dr. Barrett’s departure, we designed a chief executive officer pay package for Mr. Angotti with a primary emphasis on long-term, “at risk” equity opportunities dependent on company performance. After adjustment for his chief executive officer pay package, approximately 85% of Mr. Angotti’s 2015 reported compensation consisted of equity awards that may vest over the long-term, as described below under “Important Features of our Executive Compensation Program.” While we increased Mr. Angotti’s base salary in recognition of his promoted role, we did not increase his target bonus opportunity, and his resulting total target cash compensation was below the median of the market data for our peers. We granted Mr. Angotti a special promotion equity incentive, consisting of time-based RSUs and performance-based RSUs that vest only if a rigorous stock price goal is achieved for 30 consecutive trading days, which incentive was above the median of the market data for our peers. Our compensation committee and board of directors believes that obtaining Mr. Angotti’s services as our chief executive officer was vital to the success of our shifted strategic focus on HORIZANT commercialization, given Mr. Angotti’s expertise in commercialization and proven leadership with XenoPort in this area, and that this level of compensation was appropriate and warranted under the unique circumstances of our transition. Additionally, our compensation committee and board of directors were cognizant of the fact that a more generous compensation package would likely have been necessary to attract an outside individual for the role of chief executive officer. Mr. Angotti’s special equity incentives awarded during 2015 were one-time awards to facilitate the purposes described above and we do not intend to continue to deliver above-market equity awards to Mr. Angotti or our other executive officers as a general practice. Accordingly, for 2016, we have returned to our standard practice of awarding equity opportunities consistent with the median, rather than above, market data for our peers.

•

We entered into a transition and consulting arrangement with Dr. Barrett upon his resignation as chief executive officer in part to secure his services advising on a smooth transition of the company to new leadership, strategic transactions for XP23829 and XP21279 and, to provide him with an equitable separation package largely consistent with his pre-existing contractual severance arrangements with XenoPort. The compensation committee and board of directors felt strongly that XenoPort needed Dr. Barrett’s continued assistance in his area of expertise, including exploring and consummating strategic transactions for our XP23829 and XP21279 product candidates. In this regard, Dr. Barrett played a critical role in successfully negotiating and securing our recently-announced license agreement with Dr. Reddy’s Laboratories, S.A., pursuant to which we will grant to Dr. Reddy’s Laboratories exclusive U.S. rights for the development and commercialization of XP23829. Under our consulting arrangement with Dr. Barrett, Dr. Barrett is providing consultancy services to us for a 12-month period during which his equity awards will continue to vest. Additionally, Dr. Barrett was afforded his contractual severance pay package as a result of his departure and remains eligible for additional benefits if a change of control occurs within a designated period following his employment termination.

•

In 2016, we continued to make compensation changes to ensure our management team was motivated and committed to drive our key business goals, including driving HORIZANT revenue growth. We changed the annual equity awards granted to our executive officers in January 2016 to replace stock options that vest based on our future stock price with RSUs that vest based on achievement of rigorous levels of annual net sales of HORIZANT. This structure directly ties our executive officer’s long-term equity opportunity to measurable, challenging results of our core business focus. Additionally, we shifted the mix of the annual equity awards so that a larger portion (approximately 30%) is dependent on performance-based vesting than in 2015 (approximately 20%), furthering our pay-for-performance objectives.

In addition to affecting a smooth transition during 2015, there were a number of notable performance achievements that were attained, including:

•	our full-year 2015 net product sales of HORIZANT increased 96% to $39.5 million from $20.2 million in 2014;

•	total HORIZANT prescribed tablet growth grew 70% from 2014 to 2015, as measured by IMS HEALTH – NPA™ (National Prescription Audit Family of Services);

•

in the first quarter of 2015, we announced an additional expansion of our sales force and by the beginning of the third quarter of 2015, our sales force covered approximately 120 territories in the United States, which we expanded to approximately 135 territories in the United States in the first quarter of 2016;

•

with Dr. Barrett’s assistance, we continued to pursue strategic transactions for our development stage assets, resulting in our recently-announced license agreement with Dr. Reddy’s Laboratories, pursuant to which we will grant to Dr. Reddy’s Laboratories exclusive U.S. rights for the development and commercialization of XP23829. In exchange for these rights, XenoPort will, upon effectiveness of the license agreement, be entitled to receive an upfront, non-refundable cash payment of $47.5 million, an additional $2.5 million after delivery of certain clinical trial materials, and up to $440 million in potential milestone payments. In addition, XenoPort will be entitled to receive tiered double-digit royalty payments of up to the mid-teens on a percentage basis on potential future net sales of an approved XP23829 product in the United States; and

•	we continued to support the National Institute on Alcohol Abuse and Alcoholism, or NIAAA, in its initiated clinical trial of HORIZANT in patients with alcohol use disorder, or AUD.

Important Features of our Executive Compensation Program. Important features of our executive compensation program include:

•

A substantial portion of our chief executive officer and named executive officer compensation is linked to company performance and “at-risk” (consisting of annual performance-based cash bonuses paid and equity awards granted): as shown in the following chart, approximately 90% of Mr. Angotti’s 2015 compensation, as reported in the Summary Compensation Table, was dependent on company performance and approximately 85% of Mr. Angotti’s 2015 compensation consisted of equity opportunities that may vest over the long-term. An average of approximately 72% of the 2015 reported compensation for our other named executive officers was “at-risk” and dependent on company performance.

•

Our annual cash bonus program for our chief executive officer, beginning in 2015, is based entirely on our performance against designated corporate goals, and our other named executive officers’ bonus opportunity is based on designated corporate and individual goals; we do not pay any guaranteed bonuses and we do not award bonuses when goals are not met. Even our severance benefits that relate to annual bonuses are based on actual achievement.

•

The annual corporate goals established for our annual cash bonus program are rigorous and relate directly to our key business objectives to drive results. During 2015, we increased the HORIZANT sales target that would need to be met in response to adjustments to our financial and operating goals to ensure such goal remained sufficiently rigorous.

•

Our equity awards align with our stockholders’ interests. We grant equity awards that are based on performance goals and we continue to evaluate those goals as our business strategy changes. We also grant stock options and RSUs that are directly dependent on our future stock price and, with respect to options, increases in our stock price after grant. Approximately 20% of the named executive officers’ annual equity compensation granted in January 2015 was in the form of equity awards that vest based on performance goals, which was increased to approximately 30% for 2016.

•

We maintain stock ownership guidelines for our executive officers and board members, to further align their interests with the interests of our stockholders and our long-term success and further promote our commitment to sound corporate governance. Under these guidelines, our chief executive officer, other executive officers and non-employee directors are required to achieve ownership of our common stock valued at three times their annual base salary, one times their annual base salaries and three times the annual cash retainer for services as a board member, respectively.

•

We have an insider trading policy that, among other things, prohibits executive officers and directors from engaging in pledges of any kind (including in connection with margin loans), short sales, transactions in put or call options or other inherently speculative transactions with respect to the company’s stock at any time. No officers or directors of the company engaged in any pledging during 2015.

•

We offer reasonable severance and change of control benefits. The cash severance benefits we offer to our executives do not exceed three times base salary and annual bonus. We do not provide for any “single-trigger” change of control cash benefit arrangements.

•	We have eliminated all 280G excise tax gross-up rights for our executive officers and, further, we do not intend to provide for such rights in future agreements.

•

We do not provide any fringe benefits to executives that are not provided to employees generally. We do not offer access to car allowances, personal security, financial planning advice, tax preparation services or country club memberships.

•	Our compensation committee retains an independent third-party compensation consultant for guidance in making compensation decisions.

•	Our compensation committee reviews market practices and makes internal comparisons among our executives when making compensation decisions.

•	We structure our executive compensation programs to try to minimize the risk of inappropriate risk-taking by our executives.

Compensation Philosophy and Objectives

The goals of XenoPort’s executive compensation program are to:

•	align compensation with corporate and individual objectives and performance;

•	enable the company to attract and retain executive officers and other key employees who contribute to the company’s long-term success;

•	motivate the company’s executive officers and other key employees to focus on the achievement of annual and long-term performance goals; and

•	establish an appropriate relationship between executive compensation and the creation of stockholder value.

XenoPort has created a compensation program that combines cash and stock-based compensation components to reward the achievement of specific annual, long-term and strategic goals by the company and in the proportions that the company believes are most appropriate to motivate and reward its executive officers and other key employees for achieving these goals. XenoPort’s executive compensation program not only aims to be competitive in its industry, but also aims to be fair relative to: (i) compensation paid to other professionals across the company; (ii) XenoPort’s long-term performance; and (iii) the value XenoPort delivers to its stockholders.

Principal Elements of Compensation

As discussed in further detail below, XenoPort’s executive compensation program for 2015 consisted of, and was intended to strike a balance among, the following three principal components: base salary, annual cash bonuses and long-term incentive compensation. XenoPort also provides its executive officers with certain severance and change-in-control benefits. Finally, XenoPort offers to its executive officers participation (with all other eligible employees) in the company’s 401(k) Plan (including the company’s employer match program), employee stock purchase plan and certain other benefits available generally to the company’s employees.

Element of Compensation	Objective	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Reviewed at least annually and determined principally on an assessment of peer company pay levels and to a lesser extent, a number of other relevant factors (e.g., individual performance, retention concerns, any change in position scope or responsibilities, managerial leadership, compensation paid to other professionals across the executive group, the competitiveness of the total cash compensation, expected cost of living increases and the overall performance of our company).

Element of Compensation	Objective	Key Features
Corporate Bonus Plan (at-risk cash)	Motivates and rewards for attaining rigorous annual company-wide and individual performance objectives.

Target bonus amounts, calculated as a percentage of base salary, are generally determined and communicated annually and set based upon positions that have similar impact on the organization and competitive peer company bonus opportunities. Bonus opportunities are dependent upon achievement of specific corporate goals and individual goals, weighted differently for each executive based on his or her responsibilities and potential impact on each goal category. The chief executive officer bonus is based 100% on corporate goals.

Actual bonus amounts earned are based on achievement of the designated performance objectives, with significant threshold achievement necessary for any bonus to be earned and a maximum potential payout cap.

Long-Term Incentive (at risk equity)

Motivates and rewards for long-term company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Encourages continued employment over the long-term.

Attracts and retains highly qualified executives.

Reviewed at least annually and generally awarded in the beginning of the year or as appropriate for new hires, promotions or retentive purposes.

Provided in the form of:

•    stock options

•    RSU awards

•    performance-based awards (stock options or RSU awards that vest based on achievement of performance milestones).

Service-based vesting typically occurs over a three or four year period and performance-based vesting is chosen based on our specific performance goals determined appropriate by the compensation committee as necessary to incentivize and reward for specific corporate performance.

The compensation committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. However, commensurate with the company’s philosophy of establishing a link between compensation and corporate performance, the compensation committee believes that a greater component of overall targeted cash compensation for executive officers compared to other employees should be dependent on company performance goals and that a significant percentage of total target pay should be dependent on company performance with a long-term emphasis.

We do not have any programs, plans or practices with respect to the timing of stock awards in coordination with the release of material nonpublic information. For all stock awards granted to officers and all stock awards granted in connection with employee promotions, the board of directors or compensation committee approves all such stock awards at meetings of the board of directors or compensation committee or by unanimous consents on or before the stock award grant date. Likewise, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our executive officers. With respect to annual incentivizing stock awards for the company’s executive officers, the board of directors generally grants such awards to its executive officers at the first regularly-scheduled board meeting of each fiscal year or a later consent in January if necessary to finalize the terms of special types of awards.

Advisory Vote on Executive Compensation

We held our annual advisory vote on the compensation of our named executive officers at our stockholder meeting in May 2015, and it was supported by more than 99% of the shares present in person or represented by proxy and entitled to vote at the meeting. The compensation committee and board of directors considered the advisory vote held in 2015 and, given the significant level of support, determined not to make any significant changes to the executive compensation policies or decisions as a result of the 2015 advisory vote. However, our compensation committee and board of directors continues to carefully evaluate our compensation program to ensure it is furthering its objectives, including linking pay to our performance. Our compensation committee and board of directors will continue to consider the outcome of our say-on-pay votes and our stockholder views when making future compensation decisions for the named executive officers.

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The compensation committee is responsible for evaluating the performance of XenoPort’s chief executive officer, recommending to the board of directors for approval the chief executive officer’s compensation and reviewing and approving the compensation for XenoPort’s other executive officers. To date, all decisions by the compensation committee relating to the compensation of XenoPort’s other executive officers have been reviewed by the board of directors as well.

Historically, the compensation committee has made significant adjustments to the annual compensation of our named executive officers, determined bonus and equity awards and reviewed and approved a list of specific corporate goals for a one-year performance period that runs from January 1 through December 31, usually at multiple meetings held during the fourth quarter of the performance period and the first quarter of the ensuing year. Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current performance period. Individual goals and objectives established for the current performance period are based on the company’s operational goals, which are reviewed and approved by the compensation committee and the board of directors. At the end of the performance period, corporate performance is evaluated by the compensation committee and the board of directors by reviewing the extent to which pre-determined strategic, commercial, scientific and business goals were met, and each executive’s individual performance is evaluated by the compensation committee (and, with respect to the chief executive officer, the board of directors) reviewing his or her accomplishment of individual performance objectives and overall contributions to the company. The results, combined with comparative compensation data, are then used to determine appropriate compensation levels. In addition, the compensation committee and the board of directors also considers matters related to individual compensation or overall retention and motivation, such as compensation for new or promoted executives, at various meetings throughout the year. During 2015, the compensation committee and board of directors enhanced its general compensation process to evaluate and approve compensation arrangements beginning in the summer and continuing through the end of 2015 to address our retention concerns, chief executive officer transition and shift in business strategy.

For executive compensation decisions, including decisions relating to the grant of stock awards to executive officers, the compensation committee typically considers the recommendations of XenoPort’s chief executive officer (Dr. Barrett and, subsequent to Dr. Barrett’s retirement, Mr. Angotti), who often participates in the compensation committee’s deliberations about executive compensation matters. However, the compensation committee also meets in executive session, and the chief executive officer does not participate in the determination of his own compensation, nor does he participate in deliberations with respect thereto. From time to time, various members of management, including Mr. Angotti, in his role as XenoPort’s executive vice president, chief operating officer prior to his appointment as chief executive officer; Mr. Harris, our senior vice president of finance and chief financial officer; and other employees as well as outside advisors or consultants have been, or may in the future be, invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. For all executives, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

Under its charter, the compensation committee may form, and delegate authority to, subcommittees, including a subcommittee composed of one or more members of the board of directors to grant stock awards under the company’s equity incentive plans. The compensation committee does not delegate its authority with respect to executive compensation, including equity awards.

Independent Compensation Consultant

The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation committee engaged Radford, an Aon Hewitt Company, as the committee’s compensation consultant for the 2015 executive compensation review process. The compensation committee has been advised by Radford since 2012. In 2015, Radford evaluated the efficacy of the company’s existing compensation strategy and practices in supporting and reinforcing the company’s long-term strategic goals, reviewed the company’s compensation strategy practices in the context of developing best practices for public companies and assisted in refining the company’s compensation strategy and developing and implementing a competitive executive compensation program to execute that strategy. As part of its engagement, Radford developed a comparative group of companies and performed analyses of competitive performance and compensation levels for that group. Radford also assisted the compensation committee in developing compensation strategies for Mr. Angotti’s retention and subsequent promotion to the Chief Executive Officer role, including a review of peer pay practices and of Mr. Angotti’s compensation.

During 2015, the compensation committee analyzed whether the work of Radford as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of services to the company by Radford and its affiliates; (ii) the amount of fees paid to Radford and its affiliates by XenoPort as a percentage of Radford and its affiliates’ total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by Radford with any executive officer; (v) any business or personal relationship of the individual compensation advisors with any member of our compensation committee; and (vi) any XenoPort stock owned by Radford or the individual compensation advisors employed by Radford. Based on its analysis of these factors, our compensation committee determined that the work of Radford and the individual compensation advisors employed by Radford does not create any conflict of interest.

Peer Companies and Competitive Pay Positioning

The compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable, publicly-held companies. To this end, as part of its engagement, Radford was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group for the purposes of evaluating and setting 2015 compensation. The report provided by Radford reviewed base salary, target incentive opportunities, total cash compensation, equity grants, equity vehicle mix and executive stock ownership levels, as well as certain financial data, from the following 22 comparable, publicly-held companies in our peer group in connection with determining 2015 compensation levels:

AMAG Pharmaceuticals, Inc.	Dynavax Technologies Corp.	Sunesis Pharmaceuticals, Inc.

Anacor Pharmaceuticals, Inc.	Exelixis, Inc.	Supernus Pharmaceuticals, Inc.

Avanir Pharmaceuticals, Inc.	Immunomedics	Threshold Pharmaceuticals, Inc.

BioDelivery Sciences International, Inc.	Orexigen Therapeutics, Inc.	Vanda Pharmaceuticals Inc.

Corcept Therapeutics	Rigel Pharmaceuticals, Inc.	Vical Incorporated

Cytori Therapeutics	Sangamo BioSciences, Inc.	VIVUS, Inc.

Depomed, Inc.	Sucampo Pharmaceuticals, Inc.	XOMA Corporation

Zogenix, Inc.

Radford designed this 2015 peer group using key size measures such as market capitalization at the time the peer group was determined, which allows the market data to be used without size distortion. The peer group companies were chosen for inclusion in the report by Radford and the compensation committee as a representative industry group most similar to XenoPort based on stage of development and history of commercialization (most have late-stage product candidates in development or recently commercialized products), revenues (revenue generally under $100M), market value (market value generally between $100M and $1B), number of employees (headcount between about 50 and 250 employees) and locale (in the San Francisco Bay Area or other biotechnology “hub” markets).

As part of its engagement, Radford was requested by the compensation committee to review and update the comparative group of companies, if appropriate, for determining 2016 compensation levels. Radford designed the 2016 peer group in the fall of 2015 using the same criteria as used to form the 2015 group, with adjustment to reflect XenoPort’s revenues and market value at the time. The updated peer group consisted of the following 24 comparable, publicly-held companies in our peer group in connection with determining 2016 compensation levels:

Aegerion Pharmaceuticals, Inc.	Cytokinetics, Inc.	Rigel Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc.	Depomed, Inc.	Sangamo BioSciences, Inc.

Amarin Corp.	Dynavax Technologies Corp.	Sucampo Pharmaceuticals, Inc.

Arena Pharmaceuticals, Inc.	Exelixis, Inc.	Supernus Pharmaceuticals, Inc.

BioCryst Pharmaceuticals, Inc.	Galena Biopharma, Inc.	Theravance Biopharma, Inc.

BioDelivery Sciences International, Inc.	Geron Corporation	Threshold Pharmaceuticals, Inc.

Corcept Therapeutics	Immunomedics	Vanda Pharmaceuticals Inc.

CTI Biopharma Corp.	Orexigen Therapeutics, Inc.	Zogenix, Inc.

The compensation committee reviews the compensation practices and data from the peer companies provided by Radford, or the peer data, as well from the broader biotechnology industry, in making executive compensation decisions. The compensation committee generally targets individual executive base salary and long-term incentive compensation at approximately the 50th percentile of the peer data, with target bonus opportunities set using a team-approach, based upon positions that have similar impact on the organization, resulting in targets at or above the 50th percentile of the peer data to allow for higher pay upon performance achievement. The compensation committee reviews data from the broader biotechology industry when there is not sufficient peer data for a particular position and to gain a general understanding of compensation trends in the industry. While the peer data is the principal component that is used to determine executive compensation, targeted compensation is also individually adjusted by the compensation committee on a purely subjective basis considering a number of factors, including, depending on the individual executive, individual performance, any change in position scope or responsibilities, managerial leadership, compensation granted to other professionals across the executive group and the overall performance and business needs of our company, including shifts in our business strategy and leadership.

The above peer positioning provides the opportunity for most executives to achieve overall cash compensation, when targeted levels of performance are achieved or exceeded, which is above the median of pay practices of our peer group. The compensation committee believes that offering the executive officers the opportunity to achieve aggregate levels of cash compensation above the 50th percentile of its peers provides the appropriate incentive to achieve the challenging performance objectives of our Corporate Bonus Plan and to retain such executives in a highly competitive industry. Some base salaries, target bonuses and equity incentive awards of our executive officers may be lower or higher than the 50th percentile due to the subjective factors described above. Providing target bonus opportunities at or above the 50th percentile encourages executives to achieve rigorous performance goals and emphasizes our pay for performance philosophy.

Furthermore, the compensation committee believes that offering the executive officers the opportunity to achieve levels of total compensation (when target levels of annual bonus goals and long-term incentive opportunities are exceeded) above the 50th percentile of its peer group provides the appropriate alignment between challenging individual performance objectives and the long-term success of our company.

The compensation committee realizes that referencing compensation data from peer companies in making our executive compensation decisions may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of the company’s business and objectives that may be unique to the company; however, the compensation committee generally believes that gathering peer data is an important part of its decision-making process with respect to the company’s executive compensation program and uses this information as one key component in its decisions with respect to base salary, target bonuses and equity incentive grants. As described above, targeted levels of peer data are reviewed and may be adjusted in the context of a number of other relevant factors. In addition, the compensation committee considers from time to time, as a reference point, compensation information and practices from other sources, including input from other independent members of the board of directors based on their experience and publicly-available data relating to the compensation practices and policies of other companies within and outside of the life sciences industry.

2015 Compensation Actions for XenoPort’s Named Executive Officers

Base Salary

In adjusting base salaries for 2015, the compensation committee principally assessed peer company pay levels and to a lesser extent, a number of other factors, including, depending on the individual executive, individual performance during the prior year, tenure, experience, skills and responsibilities, any change in position scope or responsibilities, managerial leadership, pay level compared to the company’s other executive officers, pay level compared to the executive officer’s peers, expected cost of living increases as well as the company’s overall performance. As noted above, the compensation committee also considered the performance assessments and recommendations made by Dr. Barrett in adjusting base salaries for the company’s other executive officers in early 2015.

Initial 2015 Annual Base Salaries

For 2015, the compensation committee determined to provide increases of approximately 3% to each named executive officer’s base salary, with the exception of Dr. Kim. Although these increases resulted in Mr. Angotti, Mr. Harris, Dr. Bates and Ms. Bosko’s base salaries falling close to the 75th percentiles of the market data, the compensation committee felt these increases were appropriate to maintain salary levels competitive with peer data and expected cost of living increases. Because Dr. Kim’s base salary fell well below the 50th percentile of the peer data, the compensation committee, in their judgment, determined that 10% was an appropriate annual increase to bring him closer to the 50th percentile of the peer data. After increase, Dr. Barrett’s 2015 base salary still remained below his $525,000 base salary initially set by the board of directors in 2010. In 2010, in light of the company’s reduction in force and restructuring, Dr. Barrett voluntarily reduced his 2010 base salary by 15%, and in 2014, Dr. Barrett voluntarily requested, and our board of directors agreed, to not increase his salary for 2014. Although Dr. Barrett’s 2015 base salary remained at approximately the 25th percentile in our peer group, the compensation committee concluded, and the board of directors agreed, this was appropriate so that Dr. Barrett’s total cash compensation would consist more heavily of the at-risk component, in conformance with the our pay for performance objective.

The 2015 base salaries and increases from 2014, which were effective January 1, 2015, for our named executive officers were as follows:

Named Executive Officer	2014 Base Salary	Initial 2015 Base Salary		Change
Vincent J. Angotti	$439,202	$454,574	(1)	3.5%
Ronald W. Barrett, Ph.D.	$500,000	$517,500		3.5%
William G. Harris	$380,271	$391,679		3.0%
Gregory T. Bates, D.V.M.	$346,080	$356,462		3.0%
Richard K. Kim, M.D.	$365,000	$401,500		10.0%
Gianna M. Bosko	$364,487	$375,422		3.0%

(1)	In August 2015, Mr. Angotti’s annual base salary was increased to $500,000 and in September 2015, upon his promotion to chief executive officer, Mr. Angotti’s annual base salary was increased to $525,000. See – “Mid-Year and Promotion Adjustments” below.

Mid-Year and Promotion Adjustments

In August 2015, the compensation committee and board of directors determined that a base salary increase for Mr. Angotti from $454,574 to $500,000 was necessary, along with certain promotion equity grants as explained below, to improve the retention value of Mr. Angotti’s compensatory arrangements with the company. Upon his promotion to chief executive officer in September 2015, the compensation committee recommended and the board of directors approved an increase to Mr. Angotti’s base salary to $525,000, which the compensation committee determined was appropriate due to Mr. Angotti’s increased duties as chief executive officer while keeping his base salary at approximately the 25th percentile of the peer data and target total cash compensation at between the 25th and 50th percentile of the peer data, which the compensation committee and board of directors also determined was appropriate in light of the equity award opportunities granted to Mr. Angotti in connection with his promotion to chief executive officer.

No other mid-year or other adjustments were made to the base salaries of any other named executive officers during their period of employment in 2015.

Annual Corporate Bonus Opportunity

In early 2015, the compensation committee and the board of directors approved an amendment and restatement of the Corporate Bonus Plan to apply for 2015 bonus opportunities in order to better align the plan with market standards and competitive peer data. The changes included adjusting the chief executive officer’s bonus to be entirely dependent upon company performance, shifting the eligibility for participation for new hires to October 1 and setting the threshold performance level necessary to justify any financial reward under the Corporate Bonus Plan at 60% of the target goals.

Target Bonuses and Performance Goal Weighting

Taking into consideration the results of the peer data and the potential impact of executive officers on overall corporate performance, the compensation committee determined to maintain the same executive target bonus percentages for 2015 as were in place in 2014, and accordingly, the chief executive officer, the executive vice president and each of the other named executive officers (senior vice presidents) were assigned a target bonus of 90%, 60% and 40%, respectively, of his or her base salary, which would be earned by the officer upon achievement of the company’s corporate objectives at the 100% level and his or her respective individual performance targets, if applicable, at the 100% level.

As it has in the past, the compensation committee set 2015 target bonuses as a percentage of base salary, determined by position, rather than individual, because it believes that maintaining this team-based approach creates internal equity and is consistent with market practices. The target bonus levels provided the executives the opportunity to achieve levels of cash compensation (base salary plus bonus) that would be above the 50th percentile of its peers, if targeted levels of performance are achieved or exceeded. The compensation committee believes that offering this opportunity above the peer median is appropriate because the performance goals established for the Corporate Bonus Plan reflect tasks beyond those reasonably expected of an executive officer and which, if attained, justify payment of additional compensation. Accordingly, the opportunity for this level of pay incentivizes our named executive officers to achieve our significant performance objectives, and serves to retain our executives in a highly competitive industry. Additionally, having a significant portion of an executive’s compensation contingent upon company-wide performance aligns with the company’s philosophy that pay-for-performance programs attract, motivate and retain executive officers who contribute to the company’s long-term success and related stockholder value creation.

Beginning in 2015, the compensation committee and the board of directors determined that the chief executive officer’s bonus under the Corporate Bonus Plan would be entirely dependent upon company performance, while the other named executive officer’s bonus would continue to be based in part upon company performance and in part upon individual performance. The board of directors and compensation committee determined this was appropriate because our chief executive officer has the greatest impact on, and should be responsible for, our corporate performance. The following are the weightings of the individual and company corporate performance components used in 2015 for participants in determining the actual bonus award amounts:

Position	Weighting of Company’s Performance Against Corporate Goals	Weighting of Individual Performance Against Corporate Goals
Chief Executive Officer	100%	0%
Executive Vice President	65%	35%
Senior Vice President	50%	50%

Upon Mr. Angotti’s appointment as chief executive officer in September 2015, the compensation committee and board of directors determined not to increase his target bonus to that of Dr. Barrett’s because Mr. Angotti’s promotion package was structured to be more heavily weighted towards equity grants that aligned Mr. Angotti’s interests with company stockholders’ interests over the longer-term, rather than on shorter-term compensation. Accordingly, Mr. Angotti’s target bonus remained at 60% of his base salary. The compensation committee and the board of directors did, however, adjust Mr. Angotti’s bonus to be based 100% on corporate goals, given his role as our chief executive officer and direct responsibility for such goals.

Actual bonus payouts that each executive officer could be paid in 2015 were set to range from 0 to 1.5 multiplied by the target bonus awards, based on achievement of the designed 2015 goals. The compensation committee and the board of directors determine the ultimate bonus that is paid to an executive officer.

Corporate Goals

For 2015, the corporate bonus component of our Corporate Bonus Plan depended on the achievement of key performance objectives divided into five primary weighted categories, as reflected in the table below. The goals were developed in early 2015; however, in the spring of 2015, the board of directors determined to increase the HORIZANT gross sales target goal. The updated goal is reflected in the table below.

Corporate Performance Goal Category	Weighting	Achievement	Funding Towards Overall Corporate Performance Goal
1. Development objectives for XP23829 product candidate • Achieve primary endpoint in our Phase 2 XP23829 psoriasis clinical study • Obtain FDA agreement on proposed XP23829 Phase 3 psoriasis program • Obtain European Medicines Agency (EMA) advice on proposed XP23829 Phase 3 multiple sclerosis (MS) program • Initiate development activities and secure clinical services to support proposed XP23829 Phase 3 psoriasis program • Stretch goal: Obtain FDA agreement regarding proposed XP23829 clinical strategy in MS indication	30%	50%	15%

Corporate Performance Goal Category	Weighting	Achievement	Funding Towards Overall Corporate Performance Goal
2. Commercial objectives for HORIZANT • Achieve full-year gross sales of HORIZANT of $53.0 million (1) • Improve HORIZANT finished product manufacturing process • Secure HORIZANT active pharmaceutical ingredient manufacturing • Stretch goal: Achieve 110% full-year gross sales target for HORIZANT	30%	97%	29%
3. Clinical development, medical affairs and regulatory objectives • Execute the 2015 Medical Affairs Plan • Support NIAAA’s HORIZANT clinical trial efforts and Indivior UK Ltd.’s arbaclofen placarbil clinical trial efforts • Satisfy our HORIZANT post-marketing commitments and requirements • Execute HORIZANT pharmacokinetic study	10%	120%	12%
4. Corporate development, financing and investor relations objectives • Subject to the directive of the board of directors as it deems appropriate for the strategy of the company, complete a financing that supports the business • Prepare for, and execute if necessary, timely responses to any HORIZANT generic filers • Subject to the directive of the board of directors as it deems appropriate for the strategy of the company, seek and assess strategic business structures and/or partnering opportunities • Stretch goal: Develop strategically relevant new U.S. patent rights	20%	125%	25%
5. Organizational Objectives • Develop long-term plan for company facilities • Expand XenoPort-employed sales representative team • Manage operating expenses to not exceed 2015 publicly-disclosed cash burn guidance • Maintain effective Sarbanes-Oxley controls and procedures	10%	110%	11%
Total	100%		92%

(1)	Gross sales is a non-GAAP financial measure which we define as total product sales before certain deductions, including government-mandated rebates, chargebacks and discounts. For more information on these deductions, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Significant Judgments and Estimates – Items Deducted from Gross Product Sales” in our annual report on Form 10-K for the year ended December 31, 2015. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP.

In early 2016, the compensation committee and the board of directors evaluated the company’s achievement of its corporate objectives for the 2015 performance period. Specifically, in the goal category of objectives for XP23829 development, the compensation committee noted that although we had attained our primary endpoint in the XP23829 Phase 2 psoriasis study, the company determined not to pursue further XP23829 development activities and to instead focus our resources on the continued commercialization of HORIZANT, thereby obviating the need to obtain FDA agreement on, or initiate development activities and secure clinical services to support, our then-proposed XP23829 Phase 3 psoriasis program. However, the compensation committee noted the significant progress that had been made during the year in reaching agreement with the FDA and the EMA on our then-proposed Phase 3 clinical trial program in MS and with the FDA on our development program in psoriasis, as well as the achievements on our XP23829 product development objectives. The compensation committee further considered that meeting our stretch goal of obtaining FDA agreement in the then-proposed Phase 3 MS study warranted extra score credit, resulting in an overall XP23829 development objective achievement of 50% (funding the overall corporate bonus component at 15% out of 30% in this category).

In the goal category of commercial objectives for HORIZANT, the compensation committee noted that although we did not reach our full-year gross sales target for HORIZANT, we had achieved 98% of that target. The compensation committee further noted that we had made significant improvements in our HORIZANT finished product and active pharmaceutical ingredient manufacturing capabilities, meriting additional score credit, resulting in an overall HORIZANT commercial objective achievement of 97% (funding the overall corporate bonus component at 29% out of 30% in this category).

In assessing the goal category of clinical development, medical affairs and regulatory objectives, the compensation committee noted that we had achieved every one of our goals in this category, noting in particular that the company’s efforts in supporting its development partners in the conduct of their respective clinical trial activities warranted extra score credit. The compensation committee awarded an overall clinical development, medical affairs and regulatory objective achievement of 120% (funding the overall corporate bonus component at 12% out of 10% in this category).

When assessing the goal category of corporate development objectives, the compensation committee noted the company’s successful issuance of the 2022 Notes on February 3, 2015, which resulted in $111.3 million in net proceeds to us. The compensation committee further noted the company’s successes in establishing corporate readiness to respond to any HORIZANT generic filing. The compensation committee in particular recognized our efforts in developing and assessing several proposed strategic business options, and in obtaining commercially significant new U.S. patent rights, warranting additional score credit, and the compensation committee thus awarded an overall corporate development objective achievement of 125% (funding the overall corporate bonus component at 25% out of 20% in this category).

In the organization goal category, the compensation committee noted that we had achieved all of our goals in this category. The compensation committee noted in particular the successful expansion of our XenoPort-employed sales representative team. The compensation committee further noted our successful management of operating expenses to not exceed 2015 publicly-disclosed cash burn guidance while maintaining effective Sarbanes-Oxley controls and procedures, and awarded extra score credit, resulting in an overall organizational objective achievement of 110% (funding the overall corporate bonus component at 11% out of 10% in this category).

After conducting the above-described analysis on a goal-by-goal basis, the compensation committee concluded that 2015 was a year of both significant accomplishments and challenges for XenoPort. After review, evaluation and deliberation of all corporate objectives against the weighting of the specific categories, as described above the compensation committee determined, and the board of directors approved, that the corporate performance objectives under the Corporate Bonus Plan for the 2015 performance period had been met at an overall level of 92%.

Individual Goals

Under the Corporate Bonus Plan for 2015, individual performance objectives were established and evaluated for purposes of determining bonus awards for our continuing named executive officers other than our chief executive officer. Individual performance objectives for 2015 were established in consultation with Dr. Barrett (who was our chief executive officer at the time the individual performance objectives were established) based on the corporate performance objectives relevant to the executive officer’s principal business unit, and the compensation committee established specific performance criteria for each applicable executive officer that were aligned with the corporate performance objectives set forth above.

The 2015 individual performance goals and the relative weighting of each such goal for Mr. Harris, Dr. Bates and Dr. Kim are set forth in the table below. As described previously, Mr. Angotti and Dr. Barrett were not awarded bonuses based on the establishment and evaluation of individual performance objectives; rather, their bonuses were determined solely on the extent to which we had achieved our corporate performance objectives. Ms. Bosko, our former senior vice president, chief legal officer and secretary, resigned from the company in February 2015 and was not eligible for a bonus under the Corporate Bonus Plan for 2015. While Mr. Harris, Dr. Bates and Dr. Kim shared some of the same specific performance goals, weightings of goals by category varied to reflect the different impact each executive officer was expected to have on the related specified corporate performance objectives, and an executive officer had additional goals to be consistent with the executive officer’s particular duties and responsibilities. For example, the individual performance goals for Mr. Harris, our senior vice president of finance and chief financial officer, were not as heavily weighted towards success in our development and clinical trial objectives, but reflect greater weighting for financial, organizational and budgeting related matters that were more within his control. In like manner, the individual performance goals for Dr. Kim, our senior vice president of clinical development and medical affairs and chief medical officer, were not weighted towards our commercial objectives for HORIZANT, but do reflect heavy weighting for objectives related to XP23829 development, medical affairs, regulatory and compliance objectives that were more within his control.

	Individual Goal Weighting
Performance Goal Category	Mr. Harris	Dr. Bates	Dr. Kim
Development Objectives for XP23829 (1)	5%	30%	40%
Commercial Objectives for HORIZANT (2)	15%	20%	0%
Clinical Development, Medical Affairs and Regulatory Objectives (3)	10%	20%	30%
Corporate Development, Financing and Investor Relations Objectives (4)	30%	10%	10%
Organizational Objectives (5)	30%	10%	10%
Personal Leadership, Managerial Excellence and Talent Development Objectives (6)	10%	10%	10%

(1)	With respect to Mr. Harris, this goal category included providing financial information to support the development team’s Phase 2 and Phase 3 efforts and budget process. With respect to Dr. Bates, this goal category included execution of the XP23829 development strategy and outreach and negotiation with the FDA and EMA on the proposed Phase 3 programs. With respect to Dr. Kim, this goal category included conduct of the XP23829 Phase 2 study and outreach and negotiation with the FDA and EMA on the proposed Phase 3 programs.
(2)	With respect to Mr. Harris, this goal category included service on the HORIZANT pricing committee, operational and financial input and support for establishing the specialty pharmacy program for HORIZANT and provision of financial planning and analysis support to the commercial team. With respect to Dr. Bates, this goal category included provision of current good manufacturing practice quality services to support successful HORIZANT manufacturing campaigns and service as a member of the Medical, Legal & Regulatory, or MLR, committee to review/approve marketing materials. Dr. Kim did not have any individual objectives related to this goal category.
(3)

With respect to Mr. Harris, this goal category included service as a member of the compliance committee, assistance with tracking and reporting aggregate spend data, and providing financial oversight to the development team in their management of the post-marketing commitment/post-marketing requirement, or PMC/PMR, activities. With respect to Dr. Bates, this goal category included regulatory and project management support of the NIAAA and Indivior clinical trial activities, strategic interactions with and submission of study protocols to the FDA in connection with the company’s PMC/PMR commitments and requirements, development and filing of the HORIZANT pharmacokinetics, or PK, study plan and submission of aggregate safety reports to the FDA. With respect to Dr. Kim, this goal category included performance of the 2015 Medical Affairs Plan, support of the NIAAA and Indivior clinical trial activities, conduct of the PMC/PMR commitments and requirements and conduct of the HORIZANT PK study.
(4)	With respect to Mr. Harris, this goal category included securing corporate financing that supports HORIZANT expansion and further XP23829 development, provision of financial analysis to support potential company strategic initiatives and investor relations. With respect to Dr. Bates, this goal category included provision of all regulatory, pharmacoviligence and quality support for potential company strategic initiatives. With respect to Dr. Kim, this goal category included investor relations and technical for support potential company strategic initiatives.
(5)	With respect to Mr. Harris, this goal category included oversight of 2015 operational plan to within 10% of the board-approved budget, support of the expansion of the XenoPort-employed sales representative team, financial modeling for potential XP23829 launch and/or HORIZANT label expansion into AUD, execution of compliance initiatives and maintaining effective Sarbanes-Oxley controls/environment. With respect to Dr. Bates, this goal category included execution of 2015 Clinical/Regulatory departmental plans to within 10% of the board-approved operating budget, strengthening regulatory, pharmacoviligence, quality and biometrics functions to support company developmental needs, and ensuring FDA/Regulatory Agency inspection readiness. With respect to Dr. Kim, this goal category included execution of 2015 Medical Affairs departmental plans to within 10% of board-approved operating budget.
(6)	With respect to Mr. Harris, this goal category included leadership by example in maintaining compliance in all day-to-day operations. With respect to Dr. Bates, this goal category included improvement in the MLR committee functionality, demonstrating commitment to compliance in all day-to-day operations and ensuring implementation of action items from the non-GXP document management and controls sub-committee of the compliance committee. With respect to Dr. Kim, this goal category included leadership by example in maintaining compliance in all day-to-day operations.

Bonus Award Determinations

The compensation committee and, with respect to Mr. Angotti, the board of directors, determined to award each of the named executive officers the 2015 bonuses reflected below.

Named Executive Officer	2015 Target Bonus	2015 Actual Bonus
Vincent J. Angotti	$287,062	$263,884
Ronald W. Barrett, Ph.D.	$465,750	$321,661	(1)
William G. Harris	$156,672	$150,405
Gregory T. Bates, D.V.M.	$142,585	$136,882
Richard K. Kim, M.D.	$160,600	$154,176
Gianna M. Bosko	$150,169	N/A	(2)

(1)	Represents a prorated bonus paid to Dr. Barrett based on the portion of 2015 during which he served as our chief executive officer. See “Severance and Change of Control Benefits” below.
(2)	Ms. Bosko was not eligible for a bonus payment as her employment relationship with us terminated effective as of February 28, 2015.

Mr. Harris. The compensation committee determined that Mr. Harris earned a bonus of $150,405, representing a payout of 96% of his target bonus. The payout was earned upon Mr. Harris’ achievement of his individual performance targets and the company’s achievement of corporate objectives, and was weighted equally on individual performance and corporate performance against the corporate objectives and the company’s achievements during the year that, in the determination of the compensation committee and board of directors had been met at a level of 92%. The compensation committee next assessed Mr. Harris’ accomplishments during 2015 with respect to his weighted performance objectives, determining that Mr. Harris had performed at a level of 100% of his individual target. In particular, the compensation committee noted Mr. Harris’ role in: guiding the company through the convertible debt financing in January 2015 to support the company business; the company’s maintenance of effective Sarbanes-Oxley 404 controls and procedures and obtaining unqualified audit opinions of the company’s independent registered public accounting firm with no material weaknesses noted in connection with the 2015 fiscal year integrated audit; the company coming in under its publicly-disclosed cash burn guidance for the 2015 fiscal year; and the company’s ongoing communication outreach with the company’s stockholders and the investor community.

Dr. Bates. The compensation committee determined that Dr. Bates earned a bonus of $136,882, representing a payout of 96% of his target bonus. The payout was earned upon Dr. Bates’ achievement of his individual performance targets and the company’s achievement of corporate objectives, and was weighted equally on individual performance and corporate performance against the corporate objectives and the company’s achievements during the year that, in the determination of the compensation committee and board of directors had been met at a level of 92%. The compensation committee next assessed Dr. Bates’ accomplishments during 2015 with respect to his weighted performance objectives, determining that Dr. Bates had performed at a level of 100% of his individual target. In particular, the compensation committee noted Dr. Bates’ role in: obtaining FDA agreement on the company’s then-proposed XP23829 development program in psoriasis, and FDA and EMA agreement on the Phase 3 development program in MS; managing post market regulatory, pharmacovigilance and quality systems related to HORIZANT; submitting compliant aggregate safety reports; his success in advancing the company’s PMC and PMR commitments and requirements, support of the NIAAA and Indivior clinical trial activities, and the successful submission of the HORIZANT PK study plan to the FDA.

Dr. Kim. The compensation committee determined that Dr. Kim earned a bonus of $154,176, representing a payout of 96% of his target bonus. The payout was earned upon Dr. Kim’s achievement of his individual performance targets and the company’s achievement of corporate objectives, and was weighted equally on individual performance and corporate performance against the corporate objectives and the company’s achievements during the year that, in the determination of the compensation committee and board of directors had been met at a level of 92%. The compensation committee next assessed Dr. Kim’s accomplishments during 2015 with respect to his weighted performance objectives, determining that Dr. Kim had performed at a level of 100% of his individual target. In particular, the compensation committee noted Dr. Kim’s role in: obtaining FDA agreement on the company’s then-proposed XP23829 development program in psoriasis, and FDA and EMA agreement on the Phase 3 development program in MS; medical affairs, regulatory, compliance and operational expertise and advice in support of corporate clinical development goals; his support of the NIAAA and Indivior clinical trial activities, his successful execution of the company’s PMC/PMR commitments and requirements; the successful conduct of the HORIZANT PK study and his role in maintaining scientific collaboration with key experts, providing staffing at medical congresses, conducting clinical exchange programs, supporting investigator initiated proposals and implementing the HORIZANT publication plan.

Other Bonuses/Retention Awards. XenoPort has not historically paid automatic or guaranteed bonuses to its executive officers. However, the company has and may, from time to time, pay signing or promotion bonuses in connection with the initial hiring or appointment of an executive officer, or a change in a person’s position or responsibilities with the company as the compensation committee determines appropriate under the circumstances. No such bonuses were paid to the named executive officers in 2015. The company from time to time may also grant spot bonus awards, which are limited bonuses provided to specific employees as warranted to recognize outstanding effort, service or achievement in connection with a specific objective. The spot bonus award program is available to all employees generally across the company. No such bonuses were paid to the named executive officers in 2015.

Long-Term Incentive Compensation.

The company’s 2015 long-term compensation program for the named executive officers consisted of stock options and RSU awards. In addition to having service-based vesting conditions, the compensation committee structured a portion of the stock options to vest based on specific performance-based milestones. The compensation committee determined this mix of types of stock awards provided the appropriate long-term incentives to our executives and aligned their interests with those of our stockholders. The compensation committee also concluded that companies in our peer group were increasingly granting full value awards such as RSUs and, therefore, RSUs would be necessary as part of a competitive compensation package to attract and retain highly qualified executives. In addition, even though the majority of the company’s peers did not grant this type of award, the compensation committee awarded performance vesting awards because the compensation committee felt it was important to further link executive compensation with corporate performance.

The compensation committee viewed each of the three types of equity awards granted to our named executive officers in 2015 as having distinct and important functions. While both stock options and RSUs enable our executive officers to benefit, like stockholders, from any increases in the value of our stock, stock options deliver future value only if the value of our stock increases above the exercise price. In contrast, RSUs generally cover lesser shares and deliver fully paid shares of our stock upon vesting, so they retain some value and, therefore, serve both retention and incentive purposes, even if our stock price declines, stays flat or only increases marginally after the RSU is granted. For equity awards that vest based on achievement of performance goals, the economic value will only be realized if such performance goals are achieved, which continues to directly align the interests of our executive officers with the interests of our stockholders and our long-term success.

2015 Annual Grants

For purposes of determining the annual grants for 2015, the compensation committee considered a number of Radford recommendations regarding grant value and set the annual grants with the general objective of achieving an overall targeted amount for the stock awards around the 50th percentile of the peer data, with the opportunity for up to the 75th percentile of the peer data, including the performance-vesting awards. The recommendations were derived from modeling different stock option and RSU mixtures (using stock option values calculated by Black Scholes option-pricing and annual delivery as a percentage of the company’s outstanding shares, and RSU values calculated at full fair value, both at a one-month average share price value). The final appropriate mix of stock options, performance-based stock options and RSUs for our 2015 annual grants was then selected by application of a number of factors, including balancing the greater per-share value of RSUs as opposed to stock options, overall company performance and corporate tax implications.

The 2015 annual equity awards approved for our named executive officers in January 2015 were as follows:

Named Executive Officer	Time-Vesting RSUs (# of shares) (1)	Time-Vesting Options (# of shares) (2)	Performance- Vesting Options (# of shares) (3)
Vincent J. Angotti	20,000	130,000	45,000
Ronald W. Barrett, Ph.D.	30,000	240,000	80,000
William G. Harris	10,000	85,000	22,500
Gregory T. Bates, D.V.M.	7,500	60,000	20,000
Richard K. Kim, M.D.	10,000	85,000	22,500
Gianna M. Bosko	4,500	40,000	14,000

(1)	The RSUs vest annually over a four-year term, subject to the executive officer’s continued services.
(2)	The time-vesting options vest monthly over a four-year term, subject to the executive officer’s continued service.
(3)	50% of the shares subject to each performance-vesting option grant will vest, if at all, if the daily volume-weighted average price, or VWAP, for our common stock is greater than or equal to $11.00 per share for 30 consecutive trading days on or prior to December 31, 2016, and the remaining 50% of the shares subject to the option will vest, if at all, if the daily VWAP for our common stock is greater than or equal to $13.00 per share for 30 consecutive trading days on or prior to December 31, 2018. At the date of grant, these price thresholds represented an approximately 122% and 144% premium over our stock price.

Retention and Promotion Grants for Mr. Angotti

The compensation committee and the board of directors approved additional equity awards to Mr. Angotti in August and September 2015 in connection with our retention and strategic transition initiatives. In August 2015, the compensation committee approved a stock option to purchase 118,540 shares and an RSU award covering 151,516 shares to Mr. Angotti, each of which vests over a four year period, subject to Mr. Angotti’s continued services. The compensation committee determined these awards were necessary to retain Mr. Angotti’s services in the senior leadership of our company, particularly noting the majority of his outstanding equity was underwater and was thus delivering limited retentive value, and sought to deliver equity awards to Mr. Angotti having a total grant date value of approximately $1.5 million. In determining the mix between stock options and RSUs, this was simply based on the compensation committee’s subjective view of the retention value of the new equity awards. In connection with Mr. Angotti’s appointment as chief executive officer in late September, the compensation committee and board of directors approved to Mr. Angotti a performance-based RSU award covering 108,695 shares and a time-based RSU award covering 326,086 shares. The performance-based RSU award vests only if, prior to September 29, 2019, the daily VWAP of our common stock is greater than or equal to twice the closing price of our common stock on the date of grant for 30 consecutive trading days. The time-based RSU award vests annually over a four-year period subject to Mr. Angotti’s continued services. In approving these promotion equity awards, which had total grant date value of approximately $1.4 million, the compensation committee and board of directors carefully considered the amount and mix of equity award types, mindful of the fact that these awards would cause Mr. Angotti’s total target direct compensation to exceed the 75th percentile of the peer data. However, the compensation committee and the board of directors determined this level of opportunity and the mix of awards was a special circumstance where the grant of such awards was necessary to recruit and retain Mr. Angotti to lead the company’s new strategic focus, particularly given Mr. Angotti’s expressed concerns about the adequacy of his chief executive officer compensation package, and appropriate in that it served to further align Mr. Angotti’s interests with those of our stockholders, particularly due to the performance goal for the performance-based RSU award and long-term nature of the awards.

Severance and Change of Control Benefits.

XenoPort maintains severance rights agreements with all of its named executive officers, and maintains change of control agreements with its other officers, providing for certain severance and change of control benefits. In addition, the outstanding stock awards held by each of our named executive officers are subject to the termination and change of control terms of the applicable plans and forms of award agreements under which they were granted. The terms of the severance and change of control benefits, equity plans and forms of award agreements are described in more detail below in the sections entitled “Employment Agreements and Arrangements” and “Potential Payments Upon Termination or Change of Control.” XenoPort believes that these severance and change of control benefits are an important element of the company’s executive compensation and retention program, with particular importance in the context of a change of control. Change of control benefits are structured on a “double-trigger” basis, meaning that the executive officer must experience a constructive termination or a termination without cause in connection with the change of control in order for the change of control benefits to become due. XenoPort believes that the events triggering change of control benefits, comprising both a change of control and an involuntary termination, and then only when there is no misconduct by the officer, are appropriate hurdles for the ensuing rewards. It is the board of directors’ belief that providing change of control benefits should eliminate, or at least reduce, the reluctance of the company’s executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of the company’s stockholders.

The severance rights agreement for Dr. Barrett also provided for certain severance benefits in the event of an involuntary termination outside of the change of control context, including continued payment of salary and healthcare benefits for 18 months and a prorated bonus if it otherwise would have been earned, in exchange for his general release of claims. The severance rights agreements for the other executive officers also provide for certain severance benefits in the event of an involuntary termination outside of the change in control context, including continued payment of salary and healthcare benefits for 12 months and a prorated bonus if it otherwise would have been earned, in exchange for such officer’s full general release of claims. The board of directors and compensation committee believe that the severance benefits in the event of an involuntary termination outside of a change of control are an important element of retention and motivation of XenoPort’s executive officers and consistent with compensation arrangements provided in a competitive market for executive talent, and that the benefits to the company of entering into the severance rights agreements, including requiring a release of claims against XenoPort as a condition to receiving the severance benefits and removing any rights such executive officer had to an excise tax gross-up payment in the event of a change of control under prior agreements, were in the best interests of the company.

2015 Actions. In connection with Mr. Angotti’s promotion to chief executive officer, in late September 2015 we entered into a new severance rights agreement with Mr. Angotti that provides Mr. Angotti with the same level of severance benefits (both within and outside of the change of control context) as Dr. Barrett had as our chief executive officer.

In connection with Dr. Barrett’s retirement, on October 1, 2015, we entered into a transition and consulting agreement with Dr. Barrett, under which Dr. Barrett will provide strategic consulting services to us for a period of twelve months for a monthly consulting fee of $8,619, and the equity awards previously granted to Dr. Barrett will continue to vest in accordance with their existing terms for so long as Dr. Barrett continues to provide such consulting services, subject to certain exceptions. In addition, under the transition and consulting agreement, Dr. Barrett became entitled to receive the severance benefits under the terms of his severance rights agreement described above for an involuntary termination. Specifically, Dr. Barrett received continued payment of salary and healthcare benefits for 18 months and a 2015 prorated bonus based on actual company performance for 2015, in exchange for his general release of claims. In addition, if within six months after Dr. Barrett’s resignation we enter into a definitive agreement which would constitute a change of control if consummated, and such change of control subsequently results from such agreement, Dr. Barrett would be entitled to receive the change of control benefits stated his severance rights agreement. In approving such arrangements, the compensation committee and the board of directors determined that this was a fair separation package for Dr. Barrett, particularly given his many years of service and contributions to XenoPort, along with the compensation committee’s and the board of directors’ determination that it was critical to retain Dr. Barrett’s services following his resignation, particularly to advise us on partnering activities for XP23829 and XP21279.

In connection with Ms. Bosko’s resignation of employment in February 2015, we entered into a consulting agreement with Ms. Bosko, under which Ms. Bosko will provide consulting services to us in the field of general legal, corporate governance and business matters, at a rate of $500.00 per hour, through March 1, 2016. Under the consulting agreement, the equity awards previously granted to Ms. Bosko prior to her resignation will continue in accordance with their existing terms, however, the equity awards were modified to cease vesting as of February 28, 2015. Ms. Bosko did not receive any severance benefits upon her resignation, which was not an involuntary termination entitling her to benefits under her severance rights agreement. Due to her resignation, Ms. Bosko is no longer eligible for any severance benefits under her severance rights agreement.

Other Benefits. XenoPort believes that establishing competitive benefit packages for its employees is an important factor in attracting and retaining highly-qualified personnel. Executive officers are eligible to participate in all of XenoPort’s employee benefit plans, such as the 401(k) Plan (see the section entitled “Executive Compensation – Employment Agreements and Arrangements – 401(k) Plan”), medical, dental, vision, health and commuter subsidy, flexible time off, short-term disability, long-term disability, group life insurance, Section 125 flexible spending accounts and the employee stock purchase plan, in each case generally on the same basis as other employees. XenoPort does not currently offer pension or other retirement benefits.

XenoPort may provide executive officers with perquisites and benefits that XenoPort and the compensation committee believe are reasonable and consistent with, or less than, what XenoPort’s peer group offers its executive officers. The compensation committee periodically reviews the levels of perquisites and other benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy.

2016 Compensation Actions.

In early 2016, the compensation committee and board of directors approved base salary, target bonuses and equity awards for our continuing named executive officers that were generally consistent with past practice. However, the compensation committee made changes to the annual equity awards. The awards were structured to now include a mix of time-based RSUs and performance-based RSUs, subject to time and performance-based vesting, respectively. The performance-based stock awards were structured to vest upon the achievement of specified performance goals based on levels of HORIZANT sales over a two-year measurement period, with a portion of the award vesting after two years on achievement of the sales target milestone trigger and the remainder of the award vesting on the three year anniversary of the award. The performance-based awards would be forfeited in their entirety if we fail to meet at least 90% of the HORIZANT sales performance goal. In the event that we exceed the HORIZANT sales goal, the performance-based awards may vest up to a maximum of 120% of the target shares, depending on the extent to which we exceed the performance goal. The compensation committee determined this shift was important to focus our named executive officers on our core business strategy and further our pay-for-performance objective.

In early 2016, the compensation committee also approved a retention bonus opportunity for Mr. Harris to incentivize Mr. Harris to continue with the company. Under the retention bonus agreement, Mr. Harris is eligible to receive a cash bonus equal to 12 months of his annual base salary if he remains employed with us through August 31, 2016, paid in a lump sum shortly after such date, and a pro-rated annual bonus under the Corporate Bonus Plan for 2016, paid in a lump sum when our other employees are paid bonuses under such plan. If Mr. Harris does not remain employed through August 31, 2016, he will not be entitled to receive the retention bonuses described above, however, if he terminates for any reason on August 31, 2016, such termination will be considered a “qualifying termination” under Mr. Harris’ severance rights agreement and Mr. Harris will be eligible to receive the benefits thereunder described in more detail below in the sections entitled “Change of Control and Severance Rights Agreements” and “Potential Payments Upon Termination or Change of Control.”

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated or found not to have been met to the extent the compensation committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we plan to implement appropriate compensation recoupment programs in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Accounting and Tax Considerations

XenoPort accounts for stock-based awards exchanged for employee services in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC. In accordance with the topic, XenoPort is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require the company to record cash compensation as an expense over the period during which it is earned.

Section 162(m) of the Code limits companies, including XenoPort, to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain executive officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code. From time to time the compensation that we pay out our named executive officers has been, and may in the future be, in excess of $1.0 million. In that event, the company will evaluate with its tax advisors whether such compensation may be deemed “performance-based compensation” within the meaning of the Code. The company and the compensation committee intend to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the company and our stockholders.

Conclusion

2015 was a year of transition and change for XenoPort. We implemented a shift in our strategy to focus on and maximize the value of HORIZANT which resulted in a change in our executive leadership and a reduction in our workforce. It was critical to the compensation committee and board of directors that our compensation arrangements with our executive officers provided the appropriate support and incentives to retain, motivate and reward our executive officers through this time of transition. As a result, we made several key changes in our compensation arrangements during 2015. We view these decisions as unique, one-time events to meet the needs of our transition and path forward as a business. In this regard, it is the opinion of the compensation committee that the compensation policies and elements described above provide the necessary incentives to properly align our executive officers’ performance with the interests of our stockholders while maintaining equitable and competitive executive compensation practices that enable us to attract and retain the highest caliber of executive officers.

We continue to carefully evaluate our compensation arrangements as necessary to move our company forward and ensure that our pay program aligns executives’ compensation with stockholders’ interests and company performance over the long-term.

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended December 31, 2015, 2014 and 2013, compensation awarded or paid to, or earned by, “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)
Vincent J. Angotti (7)	2015	478,051		—	2,541,504		1,506,153		263,884	5,570	(4)	4,795,162
Chief Executive Officer	2014	439,202		—	127,600		675,392		311,614	5,470	(5)	1,559,278
	2013	426,409		—	264,000		434,828		—	5,370	(6)	1,130,607

Ronald W. Barrett, Ph.D. (8)	2015	463,835		—	279,300		1,859,656		321,661	159,788	(4)	3,084,240
Former Chief Executive Officer	2014	500,000		—	255,200		1,055,300		540,000	5,974	(5)	2,356,474
	2013	500,000		—	440,000		724,713		—	5,874	(6)	1,670,587

William G. Harris	2015	391,679		—	93,100		627,099		150,405	6,074	(4)	1,268,357
Senior Vice President of	2014	380,271		—	108,460		320,811		174,925	5,974	(5)	990,441
Finance and Chief Financial Officer	2013	369,195		—	176,000		260,897		—	5,874	(6)	811,966

Gregory T. Bates, D.V.M.	2015	356,462		—	69,825		464,914		136,882	6,374	(4)	1,034,457
Senior Vice President of	2014	346,080		—	89,320		299,705		154,006	6,574	(5)	895,685
Regulatory Affairs and Quality	2013	336,000		—	176,000		289,885		—	5,874	(6)	807,759

Richard K. Kim, M.D. (9)	2015	401,500		—	93,100		627,099		154,176	5,480	(4)	1,281,355
Senior Vice President of Clinical	2014	364,244	(10)	—	108,460		320,811		169,725	5,775	(5)	969,015
Development and Medical Affairs and Chief Medical Officer

Gianna M. Bosko (11)	2015	113,909		—	41,895	(12)	313,546	(12)	—	2,796	(4)	472,146
Former Senior Vice President, Chief	2014	267,851		—	57,420		215,281		120,533	6,070	(5)	667,155
Legal Officer and Secretary	2013	353,871		—	176,000		289,855		—	5,280	(6)	825,006

(1)	The dollar amounts in this column represent the full grant date fair value calculated in accordance with FASB ASC Topic 718 for RSU awards granted during the applicable fiscal year. The grant date fair values of performance-based RSU awards subject to market conditions were estimated using a Monte Carlo simulation model. There can be no assurance that the stock option awards will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FASB ASC Topic 718 value shown in this column.
(2)	The dollar amounts in this column represent the grant date fair value of stock option awards granted during the fiscal year determined in accordance with FASB ASC Topic 718. Stock option awards, except for performance-based stock options subject to market conditions, were calculated using the Black Scholes option-pricing model and the assumptions outlined in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 and filed with the SEC. The grant date fair values of performance-based stock option awards subject to market conditions were estimated using a Monte Carlo simulation model. There can be no assurance that the stock option awards will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FASB ASC Topic 718 value shown in this column.
(3)	Represents cash award amounts for achievement of certain corporate and individual goals pursuant to the Corporate Bonus Plan. There were no cash bonus awards earned by the named executive officers under the Corporate Bonus Plan for the 2013 performance period.
(4)

Consists of $5,300 of an employer match on contributions to the 401(k) Plan and the remainder in life insurance premiums paid by XenoPort for Mr. Angotti, Dr. Barrett, Mr. Harris, Dr. Bates and Dr. Kim. For Ms. Bosko, consists of $1,500 in consulting fees paid, $1,251 of an employer match on contributions to the 401(k) Plan and the remainder in life insurance premiums paid by XenoPort. For Dr. Barrett, this amount also consists of $127,717 in severance benefits resulting from his retirement in September 2015 and $25,858 in consulting fees paid. For Dr. Bates, this amount also consists of $300 in gym membership fees.
(5)	Consists of $5,200 of an employer match on contributions to the 401(k) Plan and the remainder in life insurance premiums paid by XenoPort. For Dr. Bates and Ms. Bosko, this amount also consists of $600 in gym membership fees, and for Dr. Kim, this amount also consists of $395 in airline club membership fees.
(6)	Consists of $5,100 of an employer match on contributions to the 401(k) Plan and the remainder in life insurance premiums paid by XenoPort.
(7)	Mr. Angotti previously served as our executive vice president, chief operating officer. Mr. Angotti’s base salary increased from $439,202 to $454,574 in January 2015, from $454,574 to $500,000 in August 2015, and from $500,000 to $525,000 in September 2015 when he became our chief executive officer.
(8)	Dr. Barrett retired from his position as our chief executive officer in September 2015.
(9)	Dr. Kim joined XenoPort in July 2013 and became an executive officer in January 2014.
(10)	Effective January 2014, Dr. Kim’s base salary was increased from $345,000 to $365,000.
(11)	Effective February 2015, Ms. Bosko resigned from her position as senior vice president, chief legal officer and secretary and became a consultant to XenoPort in March 2015.
(12)	As described in footnote (7) to the “Grants of Plan-Based Awards” table below, there was no incremental fair value, as determined in accordance with FASB ASC Topic 718, associated with the modifications of equity awards held by Ms. Bosko during 2015. Accordingly, this amount represents the aggregate grant date fair value of all RSU awards or option awards, as applicable, granted to Ms. Bosko during 2015. For more information on the modification of equity awards held by Ms. Bosko during 2015, see “ – Grants of Plan-Based Awards” and “ – Employment Agreements and Arrangements – Change of Control and Severance Rights Arrangements – Consulting Agreement with Ms. Bosko” below.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2015.

2015 Grants of Plan-Based Awards Table

	Award Type	Grant Date or Modification Date (1)		Date of Board or Compensation Committee Action to Grant Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (#) (3)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name					Target ($)	Maximum ($)
Vincent J. Angotti	Cash Bonus	—		—	287,062	430,592	—	—	—	—	—
	Option Grant	01/14/2015		01/07/2015	—	—	—	—	130,000	9.31	773,097
	RSU Award	01/14/2015		01/07/2015	—	—	—	20,000	—	—	186,200
	Option Grant	01/20/2015		01/07/2015	—	—	45,000	—	—	9.03	243,225
	Option Grant	08/14/2015		08/14/2015	—	—	—	—	118,540	6.47	489,831
	RSU Award	08/14/2015		08/14/2015	—	—	—	151,516	—	—	980,309
	RSU Award	09/29/2015		09/29/2015	—	—	—	326,086	—	—	1,124,997
	RSU Award	09/29/2015		09/29/2015	—	—	108,695	—	—	—	249,999

Ronald W. Barrett, Ph.D.	Cash Bonus	—		—	465,750	698,625	—	—	—	—	—
	Option Grant	01/14/2015		01/07/2015	—	—	—	—	240,000	9.31	1,427,256
	RSU Award	01/14/2015		01/07/2015	—	—	—	30,000	—	—	279,300
	Option Grant	01/20/2015		01/07/2015	—	—	80,000	—	—	9.03	432,400

William G. Harris	Cash Bonus	—		—	156,672	235,007	—	—	—	—	—
	Option Grant	01/14/2015		01/07/2015	—	—	—	—	85,000	9.31	505,487
	RSU Award	01/14/2015		01/07/2015	—	—	—	10,000	—	—	93,100
	Option Grant	01/20/2015		01/07/2015	—	—	22,500	—	—	9.03	121,613

Gregory T. Bates, D.V.M.	Cash Bonus	—		—	142,585	213,877	—	—	—	—	—
	Option Grant	01/14/2015		01/07/2015	—	—	—	—	60,000	9.31	356,814
	RSU Award	01/14/2015		01/07/2015	—	—	—	7,500	—	—	69,825
	Option Grant	01/20/2015		01/07/2015	—	—	20,000	—	—	9.03	108,100

Richard K. Kim, M.D.	Cash Bonus	—		—	160,600	240,900	—	—	—	—	—
	Option Grant	01/14/2015		01/07/2015	—	—	—	—	85,000	9.31	505,487
	RSU Award	01/14/2015		01/07/2015	—	—	—	10,000	—	—	93,100
	Option Grant	01/20/2015		01/07/2015	—	—	22,500	—	—	9.03	121,613

Gianna M. Bosko	Cash Bonus	—		—	150,169	225,253	—	—	—	—	—
	Option Grant	01/14/2015		01/07/2015	—	—	—	—	40,000	9.31	237,876
	RSU Award	01/14/2015		01/07/2015	—	—	—	4,500	—	—	41,895
	Option Grant	01/20/2015		01/07/2015	—	—	14,000	—	—	9.03	75,670
	Modified Option	03/01/2015	(7)	03/01/2015	—	—	—	—	4,125	15.00	—
	Modified Option	03/01/2015	(7)	03/01/2015	—	—	—	—	14,141	23.96	—
	Modified Option	03/01/2015	(7)	03/01/2015	—	—	—	—	9,000	59.17	—
	Modified Option	03/01/2015	(7)	03/01/2015	—	—	—	—	17,500	25.80	—
	Modified Option	03/01/2015	(7)	03/01/2015	—	—	—	—	30,000	20.05	—
	Modified Option	03/01/2015	(7)	03/01/2015	—	—	—	—	45,000	9.16	—
	Modified Option	03/01/2015	(7)	03/01/2015	—	—	—	—	26,040	8.80	—
	Modified Option	03/01/2015	(7)	03/01/2015	—	—	—	—	8,499	6.38	—
	Modified Option	03/01/2015	(7)	03/01/2015	—	—	—	—	4,250	6.38	—
	Modified Option	03/01/2015	(7)	03/01/2015	—	—	—	—	40,000	9.31	—
	Modified RSU Award	03/01/2015	(7)	03/01/2015	—	—	—	4,500	—	—	—
	Modified Option	03/01/2015	(7)	03/01/2015	—	—	14,000	—	—	9.03	—

(1)	Grant date or modification date of the stock option or RSU award granted or modified in 2015.
(2)

The dollar amounts in these columns represent the target and maximum amounts of each named executive officer’s annual cash bonus award for the year ended December 31, 2015 pursuant to the Corporate Bonus Plan. For the 2015 performance period, the Corporate Bonus Plan requires that the company achieve at least 70% of the company’s weighted corporate objectives in order for any bonus award payouts to occur. Target amounts represent 60% of 2015 base salary for Mr. Angotti; 90% of 2015 base salary for Dr. Barrett; and 40% of 2015 base salary for each of Mr. Harris, Dr. Bates, Dr. Kim and Ms. Bosko. Maximum amounts represent 150% of 2015 target bonus award for each named executive officer. For a description of XenoPort’s annual cash bonus award program, see “Compensation Discussion and Analysis – 2015 Compensation Actions for XenoPort’s Named Executive Officers – Annual Corporate Bonus Opportunity.” Actual amounts paid are reflected in the Summary Compensation Table above.
(3)	Represents performance-based stock options and RSU awards granted pursuant to our 2014 Equity Incentive Plan, which have specific market condition milestone vesting triggers. For the performance-based stock options granted on January 20, 2015, vesting of 50% occurs upon achievement of a specified daily VWAP of specified duration and occurring prior to December 31, 2016. Vesting of another 50% of these options occurs upon achievement of a second, greater VWAP return of specified duration and occurring prior to December 31, 2018. If a performance milestone is not achieved by its target date, all unvested shares subject to the options for that particular performance milestone terminate. For the performance-based RSU awards granted on September 29, 2015, vesting occurs upon achievement of a specified VWAP of specified duration and occurring prior to September 29, 2019. If the performance milestone is not achieved by its target date, all unvested shares subject to these awards terminate. See “Compensation Discussion and Analysis – 2015 Compensation Actions for XenoPort’s Named Executive Officers – Long-Term Incentive Compensation.”
(4)	RSU awards were granted under our 2014 Equity Incentive Plan and are described in the Outstanding Equity Awards at Fiscal Year-End Table below.
(5)	Stock options were granted under our 2014 Equity Incentive Plan and are described in the Outstanding Equity Awards at Fiscal Year-End Table below.
(6)	Represents the grant date fair value of such stock option award or RSU award as determined in accordance with FASB ASC Topic 718. The grant date fair values of the stock option awards were determined using the Black Scholes option-pricing model and the assumptions outlined in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 and filed with the SEC. The grant date fair value of performance-based stock option and RSUs awards subject to market conditions were estimated using a Monte Carlo simulation model. There can be no assurance that the stock option awards will ever be exercised (in which case no value will actually be realized by the executive), the value on exercise will be equal to the FASB ASC Topic 718 value shown in this column, or that the performance-based stock option and RSU awards will ever vest.
(7)	Represents equity awards held by Ms. Bosko outstanding prior to March 1, 2015 that were modified effective March 1, 2015 to provide that all such equity awards will cease vesting as of February 28, 2015. There were no other modifications to the terms of these equity awards, including no modification of the exercise prices of stock options. Such equity awards represent equity awards that were originally granted prior to March 1, 2015, in the case of option awards, at the exercise price on the original grant date, with the shares as shown representing the number of shares subject to such equity awards on the modification date, and the amount reported in the “Grant Date Fair Value of Stock and Option Awards” column with respect to the modified equity awards represents the incremental fair value on the modification date associated with those modified equity awards, which was $0 as determined in accordance with FASB ASC Topic 718. For purposes of these modified equity awards, the “Grant Date” and “Date of Board or Compensation Committee Action to Grant Award” represent the modification date of these equity awards, which was March 1, 2015. For more information on the foregoing equity award modifications, please see “ – Employment Agreements and Arrangements – Change of Control and Severance Rights Arrangements – Consulting Agreement with Ms. Bosko.”

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Executive Employment Agreements

XenoPort does not have employment agreements currently in effect with any of its named executive officers. Like other employees, executives are eligible for annual salary increases, participation in the annual performance bonus plan and discretionary equity grants.

From time to time, we have provided an offer letter in connection with an executive officer’s commencement of employment, which describes such executive officer’s initial terms of employment. For example, in May 2008, we provided Vincent J. Angotti with an offer letter that included an initial base salary, initial equity awards, hiring and retention bonuses and relocation and housing assistance, and in September 2015 we amended Mr. Angotti’s offer letter to include additional terms for his promotion to chief executive officer. However, Mr. Angotti’s employment is at will and is not governed by the terms of his amended offer letter. We describe the consulting agreements we entered into with Dr. Barrett and Ms. Bosko in connection with their respective resignations under the captions “Severance Rights Agreement and Consulting Agreement with Dr. Barrett” and “Consulting Agreement with Ms. Bosko” below.

Change of Control and Severance Rights Arrangements

Severance Rights Agreements with Continuing Named Executive Officers

We entered into severance rights agreements with Mr. Angotti in 2015, Mr. Harris in 2012, as amended in 2016, Dr. Bates in 2012 and Dr. Kim in 2014. Each severance rights agreement replaced and superseded any prior change of control agreements between each such named executive officer and the company. These agreements address changes in applicable laws, provide for more internally consistent severance benefits consistent with market standards as well as eliminated any existing rights the applicable executive had to receive a “golden parachute” tax gross-up. As noted below, Dr. Barrett retired and Ms. Bosko resigned from XenoPort in 2015. We describe the compensation and benefits that we actually paid to Dr. Barrett in connection with his retirement and Ms. Bosko in connection with her resignation under the captions “Severance Rights Agreement and Consulting Agreement with Dr. Barrett” and “Consulting Agreement with Ms. Bosko” below.

Pursuant to Mr. Angotti’s severance rights agreement as amended in September 2015 in connection with his promotion to chief executive officer, or the CEO Severance Rights Agreement, Mr. Angotti is eligible to receive:

•

in the event of a termination by the company without cause (and other than as a result of death of disability) or a resignation by Mr. Angotti for good reason (either such termination referred to as a Qualifying CEO Termination), in either case with such termination occurring outside of the period beginning three months prior to, and ending 18 months after the closing of, a change of control (such 21-month period referred to as the Change of Control Period):

•	continued payment of his base salary for 18 months,

•	a prorated bonus that would have been earned for the year of termination, paid in a lump sum, and

•	payment for up to 18 months of continued healthcare coverage; and

•	in the event of a Qualifying CEO Termination during the Change of Control Period:

•	continued payment of his base salary for 24 months,

•	200% of his target bonus for the year of termination, paid over 24 months,

•	a prorated target bonus for the year of termination, paid in a lump sum,

•	payment for up to 24 months of continued healthcare coverage, and

•	full acceleration of the service-based vesting of his equity awards.

The CEO Severance Rights Agreement does not contain a 280G excise tax gross-up provision, and Mr. Angotti would be required to agree to a release of claims against the company to receive any severance benefits included in the CEO Severance Rights Agreement.

Under the severance rights agreements with Mr. Harris and Drs. Bates and Kim, each referred to as a Named Executive Officer Severance Rights Agreement, such named executive officers are each eligible to receive:

•

in the event of a termination by the company without cause (and other than as a result of death or disability) or a resignation by the named executive officer for good reason (either such termination referred to as a Qualifying Termination), in either case with such termination occurring outside of the Change of Control Period:

•	continued payment of the named executive officer’s annual base salary for 12 months,

•	a prorated bonus that would have been earned by the named executive officer for the year of termination, paid in a lump sum, and

•	payment for up to 12 months of continued healthcare coverage; and

•	in the event of a Qualifying Termination during the Change of Control Period:

•	continued payment of the executive officer’s annual base salary for 18 months,

•	150% of the named executive officer’s target bonus for the year of termination, paid over 18 months,

•	a prorated target bonus for the year of termination, paid in a lump sum,

•	payment for up to 18 months of continued healthcare coverage, and

•	full acceleration of the service-based vesting of the named executive officer’s equity awards.

The Named Executive Officer Severance Rights Agreements do not contain a 280G excise tax gross-up provision, and each named executive officer would be required to agree to a release of claims against the company to receive any severance benefits included in the Named Executive Officer Severance Rights Agreement.

For purposes of these severance rights agreements, a change of control includes our merger, consolidation or similar transaction after which our stockholders own 50% or less of the voting power of the surviving corporation, our dissolution or liquidation or a sale, lease, exclusive license or disposition of all or substantially all of our assets.

Employee Retention Bonus Agreement with Mr. Harris

In 2016, the terms of Mr. Harris’ Named Executive Officer Severance Rights Agreement was amended with an employee retention bonus agreement to provide:

•

if Mr. Harris remains continuously employed by the company through August 31, 2016 (the “Retention Date”), and Mr. Harris’ employment with the Company does not terminate until after such date, the Company will pay (i) a retention bonus to Mr. Harris in a lump sum amount equal to 12 months of Mr. Harris’ salary as of the Retention Date (payable within 30-days of the Retention Date), and (ii) a pro-rated portion of the bonus Mr. Harris would have earned, based on actual Company and individual performance had Mr. Harris remained an employee through the bonus payment date under the Company’s Amended and Restated Corporate Bonus Plan (payable on the same date that active Company employees are paid 2016 bonuses, but in no event later than March 15, 2017); and

•

Mr. Harris’ Named Executive Officer Severance Rights Agreement with the company was amended so that if Mr. Harris’ employment terminates for any reason on the Retention Date, including due to Mr. Harris’ resignation for any reason, for purpose of the Named Executive Officer Severance Rights Agreement, such termination of employment will be deemed to be a “Qualifying Termination,” entitling Mr. Harris to certain of the severance benefits (12 months’ salary, payment for continued healthcare coverage and pro-rated bonus) payable in a lump sum within 30 days of Mr. Harris’ execution of a release of claims in favor of the Company;

In no event will Mr. Harris be entitled to a duplication of benefits under the Severance Rights Agreement and the Retention Bonus payable under the employee bonus retention agreement.

Severance Rights Agreement and Consulting Agreement with Dr. Barrett

As a result of Dr. Barrett’s retirement in September 2015, Dr. Barrett will receive the following severance benefits pursuant to his existing severance rights agreement at the time of his retirement:

•	continued payment of his base salary for 18 months;

•	a prorated bonus for the fiscal year ended December 31, 2015, based on actual company performance for 2015, paid in a lump sum; and

•	payment of up to 18 months of premiums under COBRA.

We estimate that Dr. Barrett will receive approximately $1.2 million as a result of the foregoing severance benefits, which consists of approximately $776,250 in continued payment of base salary, $321,661 in a prorated bonus for the fiscal year ended December 31, 2015 and $49,440 in payment of premiums under COBRA. In addition, if within six months after Dr. Barrett’s resignation we enter into a definitive agreement which would constitute a change of control if consummated, and such change of control subsequently results from such agreement, Dr. Barrett would be entitled to receive the change of control benefits sated in his severance rights agreement. Any additional amounts that Dr. Barrett would be eligible to receive upon a change of control, if any, would be incremental only.

In connection with Dr. Barrett’s retirement, we entered into a consulting agreement with Dr. Barrett pursuant to which Dr. Barrett provides certain consulting services to us. The consulting agreement, which became effective on October 1, 2015, provides for a monthly consulting fee of $8,625 payable to Dr. Barrett, and provides that all equity awards previously granted to Dr. Barrett pursuant to our equity incentive plans will continue to vest in accordance with their existing terms for so long as Dr. Barrett continues to provide services under his consulting agreement, subject to certain exceptions. The term of the consulting agreement commenced on October 1, 2015 and will continue for a period of twelve months, unless earlier terminated. Through December 31, 2015, we paid Dr. Barrett $25,858 in consulting fees.

Consulting Agreement with Ms. Bosko

In connection with Ms. Bosko’s resignation in February 2015, we entered into a consulting agreement with Ms. Bosko pursuant to which Ms. Bosko provided certain consulting services to us through March 1, 2016. The consulting agreement, which became effective on March 1, 2015, provided for a consulting fee of $500.00 per hour, and provides that all equity awards previously granted to Ms. Bosko pursuant to our equity incentive plans will continue to be exercisable through May 30, 2016 (90 days following the March 1, 2016 termination date) and in accordance with the terms of the respective equity grant agreements, although the vesting of such equity awards terminated as of February 28, 2015. Through December 31, 2015, we paid Ms. Bosko $1,500 in consulting fees. The aggregate incremental fair value associated with the modification of Ms. Bosko’s equity awards, as calculated in accordance with FASB ASC Topic 718 as of the February 2015 modification date, was zero. Ms. Bosko was no longer eligible for any benefits under her severance rights agreement.

Equity Plan Arrangements

Our 1999 Stock Plan provides that in the event of specified change of control transactions, including a merger with or into another corporation or the sale of substantially all of our assets, all outstanding options under the plan may be either assumed or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume or substitute for such options, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of such change of control transaction. Although no new stock awards will be granted under the 1999 Stock Plan, any outstanding stock awards previously granted under such plans shall continue to be governed by such plans.

Our 2005 Equity Incentive Plan, our 2010 Inducement Award Plan and our 2014 Equity Incentive Plan provide that, in the event of certain significant corporate transactions, all outstanding stock awards under the respective plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity elects not to assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights with respect to such stock awards will lapse and (2) all other outstanding stock awards will terminate if not exercised (if applicable) prior to the effective date of the corporate transaction. As a result of the adoption of the 2014 Equity Incentive Plan, we no longer grant any stock awards under the 2005 Equity Incentive Plan or 2010 Inducement Award Plan, any outstanding stock awards previously granted under such plans shall continue to be governed by such plans.

In addition, our board of directors has adopted and approved forms of a stock option agreement and an RSU award agreement under our 2005 Equity Incentive Plan, our 2010 Inducement Award Plan and our 2014 Equity Incentive Plan that provide that all shares subject to each stock option award or stock unit award will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a specified change-in-control transaction, including a merger with or into another corporation or the sale of substantially all of our assets.

Under our 2014 Equity Incentive Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the 2014 Equity Incentive Plan) as may be provided in the participant’s stock award agreement or other written agreement with us or one of our affiliates or in any director compensation policy of the company, but in the absence of such provision, no such acceleration will occur.

Stock Awards

We currently grant stock awards to executive officers under our 2014 Equity Incentive Plan. The 2014 Equity Incentive Plan became effective in June 2014 upon its adoption by our stockholders, and provides XenoPort employees with an opportunity to participate in XenoPort’s long-term performance. The 2014 Equity Incentive Plan is the successor to our 2005 Equity Incentive Plan and 2010 Inducement Award Plan. Except with respect to stock awards granted to our chief executive officer, our board of directors has delegated its authority to administer the 2014 Equity Incentive Plan to our compensation committee, referred to as the plan administrator. Prior to the adoption of the 2014 Equity Incentive Plan, we also granted new employee inducement stock awards, both as independent grants and under our 2010 Inducement Award Plan, approved by the independent members of the board of directors or the independent compensation committee, outside of the 2005 Equity Incentive Plan to new executive officers and employees as an inducement material to their employment with the company in accordance with Nasdaq Marketplace Rule 5635(c)(4). The terms of any outstanding new employee inducement stock awards granted independently and under our 2010 Inducement Award Plan are consistent with those previously granted under the 2005 Equity Incentive Plan. The following is a description of permissible terms of stock awards under the 2005 Equity Incentive Plan, 2010 Inducement Award Plan, 2014 Equity Incentive Plan and new employee inducement stock awards granted outside of any plan:

•

Stock Option Exercise Price. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the plan and applicable law, provided that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of our common stock on the date of grant and the exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of our common stock on the date of grant. Options vest at the rate specified by the plan administrator.

•

Stock Option Term. Generally, the plan administrator determines the term of stock options granted, up to a maximum of ten years (except in the case of certain incentive stock options under the 2014 Equity Incentive Plan and 2005 Equity Incentive Plan, as described below). Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s relationship with us, or any of our affiliates, ceases for any reason other than disability, death or following a change of control, the optionee may exercise any vested options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of up to 12 months in the event of disability and up to 18 months in the event of death. If an optionee’s relationship with us, or any of our affiliates, ceases within 12 months following a specified change of control transaction, the optionee may exercise any vested options for a period of up to 12 months following the effective date of such a transaction. In no event, however, may an option be exercised beyond the expiration of its term.

•

Stock Option Consideration. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include: (1) cash or check; (2) a broker-assisted cashless exercise; (3) the tender of common stock previously owned by the optionee; (4) a net exercise of the option; (5) a deferred payment arrangement; and (6) other legal consideration approved by the plan administrator.

•

RSU Awards. Acceptable consideration to be paid, if any, for each share of common stock subject to an RSU may be paid in any form of legal consideration as determined by the plan administrator. A stock unit award may be settled by the delivery of shares of common stock, or their cash equivalent or any other form of consideration as determined by the plan administrator. The plan administrator may impose vesting restrictions or conditions on the stock unit awards as it deems appropriate.

•

Stock Award Transfer. Unless the plan administrator provides otherwise, stock awards generally are not transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

•

Corporate Transactions. In the event of certain significant corporate transactions, all outstanding stock awards under the 2005 Equity Incentive Plan, 2010 Inducement Award Plan and 2014 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (1) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated more than three months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights with respect to such stock awards will lapse and (2) all other outstanding stock awards will terminate if not exercised (if applicable) prior to the effective date of the corporate transaction. Our board of directors may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (1) the value of the property that the optionee would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

•

Severance and Changes of Control. Our board of directors has adopted and approved forms of stock option and RSU agreements under the plans that provide that all shares subject to each stock award will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a change of control transaction.

•	2014 Performance-Based Stock Options. In 2014, upon the compensation committee’s recommendation, the board of directors granted the chief executive officer and the other executive officers performance-based stock options under the 2005 Equity Incentive Plan. The performance-based stock options have specific corporate milestone vesting triggers as well as additional time-based vesting conditions. Vesting of 25% occurs upon compensation committee certification of the achievement of an XP23829 clinical development milestone, and an additional 25% would vest on the one-year anniversary of the certification date. Vesting of another 25% occurs upon compensation committee certification of the achievement of a HORIZANT commercial milestone, and the remaining 25% would vest on the one-year anniversary of the certification date. If a performance milestone is not achieved by December 31, 2015, all unvested shares subject to the options terminate. Pursuant to the approved form of stock option agreement under the 2005 Equity Incentive Plan, all shares subject to each performance-based stock option will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a change of control transaction.

•

2015 Performance-Based Stock Options. In 2015, upon the compensation committee’s recommendation, the board of directors granted the chief executive officer and the other executive officers performance-based stock options under the 2014 Equity Incentive Plan. The performance-based stock options have specific market condition milestone vesting triggers. Vesting of 50% of these options occurs upon achievement of a specified VWAP of specified duration and occurring prior to December 31, 2016. Vesting of another 50% of the options occurs upon achievement of a second, greater specified VWAP of specified duration and occurring prior to December 31, 2018. If a performance milestone is not achieved by its target date, all unvested shares subject to the options for that particular performance milestone terminate. Pursuant to the approved form of stock option agreement under the 2014 Equity Incentive Plan, all shares subject to each performance-based stock option will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a change of control transaction.

•

2015 Performance-Based RSU Awards. In 2015, upon the compensation committee’s recommendation, the board of directors granted, at the time of the new chief executive officer’s appointment, performance-based RSU awards under the 2014 Equity Incentive Plan. The performance-based RSU awards have specific market condition milestone vesting triggers. Vesting of these awards occurs upon achievement of a specified VWAP of specified duration and occurring prior to September 29, 2019. If the performance milestone is not achieved by its target date, all unvested shares subject to these awards terminate. Pursuant to the approved form of RSU award agreement under the 2014 Equity Incentive Plan, all shares subject to each performance-based RSU award will immediately vest in the event that a recipient’s service with us or a successor entity is actually or constructively terminated without cause within 12 months following the occurrence of a change of control transaction.

•

2016 Performance-Based RSU Awards. In 2016, upon the compensation committee’s recommendation, the board of directors granted the chief executive officer and the other executive officers performance-based RSU awards under the 2014 Equity Incentive Plan. Vesting of the performance-based RSU awards is based upon the achievement of specified performance goals based on levels of annual net sales of HORIZANT over a two-year measurement period (fiscal years 2016 and 2017). If the minimum performance goal is achieved within the measurement period, then 2/3 of the performance-based RSU awards will vest on the second anniversary of the grant date, and 1/3 of the performance-based RSU awards will vest on the third anniversary of the grant date, subject to the recipient’s continuous service through each such vesting date. If the minimum performance goal is not achieved, then the performance-based RSU awards will be cancelled.

In June 2014, our stockholders approved the 2014 Equity Incentive Plan, which is the successor to our 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2010 Inducement Award Plan, collectively referred to as the Prior Plans. Although no new stock awards will be granted under the Prior Plans, any outstanding stock awards previously granted under such plans shall continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards.

Prior to June 2005, we granted options under our 1999 Stock Plan. The 1999 Stock Plan was terminated in connection with our initial public offering so that no further awards may be granted under the plan.

Corporate Bonus Plan – Annual Cash Bonus Awards

XenoPort maintains an annual cash bonus award program to reward executive officers and other employees for attaining company-wide and individual performance objectives. For more information regarding our annual cash bonus award program, see “Compensation Discussion and Analysis – 2015 Compensation Actions for XenoPort’s named Executive Officers – Annual Corporate Bonus Opportunity.”

401(k) Plan

Our employees, including executive officers, are eligible to participate in our 401(k) Plan. Our 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401 of the Code. Our 401(k) Plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory limit, which for most employees was $18,000 in 2015. Employee contributions are held and invested by the plan’s trustee. Our 401(k) Plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. Pursuant to our 401(k) Plan employer match program, the company matches 50% on the first 4% of an employee’s base pay contributions to the 401(k) Plan, subject to certain IRS limitations for highly compensated individuals and vesting requirements for new hires.

Additional Benefits

Executive officers are eligible to participate in all of XenoPort’s employee benefit plans, such as medical, dental, vision, health and commute subsidy, flexible time off, short-term disability, long-term disability, group life insurance, Section 125 flexible spending accounts, spot bonus award program and the employee stock purchase plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity awards granted to the named executive officers that were outstanding as of December 31, 2015.

Outstanding Equity Awards At December 31, 2015 Table

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Award Grant Date
Vincent J.Angotti	(1)	9,388	—	—	$42.59	5/1/2018	—	—	—	—	5/1/2008
	(2)	140,612	—	—	$42.59	5/1/2018	—	—	—	—	5/1/2008
	(3)	28,000	—	—	$25.80	1/28/2019	—	—	—	—	1/28/2009
	(3)	45,000	—	—	$20.05	1/13/2020	—	—	—	—	1/13/2010
	(3)	50,000	—	—	$9.16	1/13/2021	—	—	—	—	1/13/2011
	(3)	48,958	1,042	—	$4.34	1/13/2022	—	—	—	—	1/13/2012
	(4)	—	—	—	—	—	6,250	$34,313	—	—	6/1/2012
	(3)	54,687	20,313	—	$8.80	1/14/2023	—	—	—	—	1/14/2013
	(4)	—	—	—	—	—	15,000	$82,350	—	—	1/14/2013
	(3)	50,416	59,584	—	$6.38	2/24/2024	—	—	—	—	2/24/2014
	(5)	25,000	25,000	—	$6.38	2/24/2024	—	—	—	—	2/24/2014
	(6)	—	—	—	—	—	20,000	$109,800	—	—	2/24/2014
	(7)	29,791	100,209	—	$9.31	1/14/2025	—	—	—	—	1/14/2015
	(8)	—	—	—	—	—	20,000	$109,800	—	—	1/14/2015
	(9)	—	45,000	—	$9.03	1/20/2025	—	—	—	—	1/20/2015
	(7)	9,878	108,662	—	$6.47	8/14/2025	—	—	—	—	8/14/2015
	(8)	—	—	—	—	—	151,516	$831,823	—	—	8/14/2015
	(8)	—	—	—	—	—	326,086	$1,790,212	—	—	9/29/2015
	(10)	—	—	—	—	—	108,695	$596,736	—	$—	9/29/2015
Ronald W. Barrett, Ph.D.	(3)	75,000	—	—	$15.00	1/31/2016	—	—	—	—	1/31/2006
	(3)	75,000	—	—	$23.96	1/30/2017	—	—	—	—	1/30/2007
	(3)	70,000	—	—	$59.17	1/30/2018	—	—	—	—	1/30/2008
	(3)	110,000	—	—	$25.80	1/28/2019	—	—	—	—	1/28/2009
	(3)	40,000	—	—	$20.05	1/13/2020	—	—	—	—	1/13/2010
	(3)	150,000	—	—	$9.16	1/13/2021	—	—	—	—	1/13/2011
	(3)	73,437	1,563	—	$4.34	1/13/2022	—	—	—	—	1/13/2012
	(3)	91,145	33,855	—	$8.80	1/14/2023	—	—	—	—	1/14/2013
	(4)	—	—	—	—	—	25,000	$137,250	—	—	1/14/2013
	(3)	61,875	73,125	—	$6.38	2/24/2024	—	—	—	—	2/24/2014
	(5)	57,500	57,500	—	$6.38	2/24/2024					2/24/2014
	(6)	—	—	—	—	—	40,000	$219,600	—	—	2/24/2014
	(7)	55,000	185,000	—	$9.31	1/14/2025	—	—	—	—	1/14/2015
	(8)	—	—	—	—	—	30,000	$164,700	—	—	1/14/2015
	(9)	—	80,000	—	$9.03	1/20/2025	—	—	—	—	1/20/2015

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Award Grant Date
William G. Harris	(3)	37,500	—	—	$15.00	1/31/2016	—	—	—	—	1/31/2006
	(3)	30,000	—	—	$23.96	1/30/2017	—	—	—	—	1/30/2007
	(3)	16,000	—	—	$59.17	1/30/2018	—	—	—	—	1/30/2008
	(3)	28,000	—	—	$25.80	1/28/2019	—	—	—	—	1/28/2009
	(3)	40,000	—	—	$20.05	1/13/2020	—	—	—	—	1/13/2010
	(3)	50,000	—	—	$9.16	1/13/2021	—	—	—	—	1/13/2011
	(3)	29,375	625	—	$4.34	1/13/2022	—	—	—	—	1/13/2012
	(3)	32,812	12,188	—	$8.80	1/14/2023	—	—	—	—	1/14/2013
	(4)	—	—	—	—	—	10,000	$54,900	—	—	1/14/2013
	(3)	22,916	27,084	—	$6.38	2/24/2024	—	—	—	—	2/24/2014
	(5)	13,000	13,000	—	$6.38	2/24/2024	—	—	—	—	2/24/2014
	(6)	—	—	—	—	—	17,000	$93,330	—	—	2/24/2014
	(7)	19,479	65,521	—	$9.31	1/14/2025	—	—	—	—	1/14/2015
	(8)	—	—	—	—	—	10,000	$54,900	—	—	1/14/2015
	(9)	—	22,500	—	$9.03	1/20/2025	—	—	—	—	1/20/2015
Gregory T. Bates, D.V.M.	(1)	13,126	—	—	$24.32	5/15/2016	—	—	—	—	5/15/2006
	(3)	1,813	—	—	$23.96	1/30/2017	—	—	—	—	1/30/2007
	(3)	5,000	—	—	$59.17	1/30/2018	—	—	—	—	1/30/2008
	(3)	8,750	—	—	$25.80	1/28/2019	—	—	—	—	1/28/2009
	(3)	12,500	—	—	$20.05	1/13/2020	—	—	—	—	1/13/2010
	(3)	10,000	—	—	$9.16	1/13/2021	—	—	—	—	1/13/2011
	(3)	5,417	417	—	$4.34	1/13/2022	—	—	—	—	1/13/2012
	(1)	17,500	2,500	—	$5.38	6/1/2022	—	—	—	—	6/1/2012
	(4)	—	—	—	—	—	5,000	$27,450	—	—	6/1/2012
	(3)	36,458	13,542	—	$8.80	1/14/2023	—	—	—	—	1/14/2013
	(4)	—	—	—	—	—	10,000	$54,900	—	—	1/14/2013
	(3)	21,541	25,459	—	$6.38	2/24/2024	—	—	—	—	2/24/2014
	(5)	12,000	12,000	—	$6.38	2/24/2024	—	—	—	—	2/24/2014
	(6)	—	—	—	—	—	14,000	$76,860	—	—	2/24/2014
	(7)	13,750	46,250	—	$9.31	1/14/2025	—	—	—	—	1/14/2015
	(8)	—	—	—	—	—	7,500	$41,175	—	—	1/14/2015
	(9)	—	20,000	—	$9.03	1/20/2025	—	—	—	—	1/20/2015
Richard K. Kim, M.D.	(3)	54,375	35,625	—	$5.42	8/1/2023	—	—	—	—	8/1/2013
	(11)	—	—	—	—	—	10,000	$54,900	—	—	8/1/2013
	(3)	22,916	27,084	—	$6.38	2/24/2024	—	—	—	—	2/24/2014
	(5)	13,000	13,000	—	$6.38	2/24/2024	—	—	—	—	2/24/2014
	(6)	—	—	—	—	—	17,000	$93,330	—	—	2/24/2014
	(7)	19,479	65,521	—	$9.31	1/14/2025	—	—	—	—	1/14/2015
	(8)	—	—	—	—	—	10,000	$54,900	—	—	1/14/2015
	(9)	—	22,500	—	$9.03	1/20/2025	—	—	—	—	1/20/2015
Gianna M. Bosko (12)	(3)	4,125	—	—	$15.00	1/31/2016	—	—	—	—	1/31/2006
	(3)	14,141	—	—	$23.96	1/30/2017	—	—	—	—	1/30/2007
	(3)	9,000	—	—	$59.17	1/30/2018	—	—	—	—	1/30/2008
	(3)	17,500	—	—	$25.80	1/28/2019	—	—	—	—	1/28/2009
	(3)	30,000	—	—	$20.05	1/13/2020	—	—	—	—	1/13/2010
	(3)	45,000	—	—	$9.16	1/13/2021	—	—	—	—	1/13/2011
	(3)	26,040	—	—	$8.80	1/14/2023	—	—	—	—	1/14/2013
	(3)	8,499	—	—	$6.38	2/24/2024	—	—	—	—	2/24/2014
	(5)	4,250	—	—	$6.38	2/24/2024	—	—	—	—	2/24/2014
	(7)	833	—	—	$9.31	1/14/2025	—	—	—	—	1/14/2015

(1)	The stock option was granted pursuant to our 2005 Equity Incentive Plan and vests over four years, with 25% vesting on the first anniversary of the grant date and 1/48th of the shares vesting monthly thereafter.
(2)	The stock option was granted as a new employee inducement stock option outside of the 2005 Equity Incentive Plan and vests over four years, with 25% vesting on the first anniversary of the grant date and 1/48th of the shares vesting monthly thereafter.
(3)	The stock option was granted pursuant to our 2005 Equity Incentive Plan and vested or vests, as the case may be, monthly over a four-year period from the date of grant.
(4)	The RSU award was granted pursuant to our 2005 Equity Incentive Plan and vests annually over a four-year period, with 25% of the RSU vesting on each anniversary of the grant date. The number of shares underlying the stock awards does not reflect the shares that vested and were released prior to December 31, 2015. The market value of the stock award is based on the closing stock price of $5.49 per share for our common stock as reported on the NASDAQ Global Select Market as of December 31, 2015, the last trading day of the year.
(5)	The performance stock option was granted pursuant to our 2005 Equity Incentive Plan and has specific corporate milestone vesting triggers as well as additional time-based vesting conditions. Vesting of 25% occurs upon compensation committee certification of the achievement of an XP23829 clinical development milestone, and an additional 25% would vest on the one-year anniversary of the certification date (if it occurs). Vesting of another 25% occurs upon compensation committee certification of the achievement of a HORIZANT commercial milestone, and the remaining 25% would vest on the one-year anniversary of the certification date (if it occurs). If a performance milestone is not achieved by December 31, 2015, all unvested shares subject to the options terminate. See “Employment Agreements and Arrangements – Stock Awards.”
(6)	The RSU award was granted pursuant to our 2005 Equity Incentive Plan and vests annually over a three-year period, with 50% of the RSU award vesting on the second anniversary of the grant date and 50% of the RSU award vesting on the third anniversary of the grant date. The market value of the stock award is based on the closing stock price of $5.49 per share for our common stock as reported on the NASDAQ Global Select Market as of December 31, 2015, the last trading day of the year.
(7)	The stock option was granted pursuant to our 2014 Equity Incentive Plan and vests over four years, with 1/48th of the shares vesting monthly from the date of grant.
(8)	The RSU award was granted pursuant to our 2014 Equity Incentive Plan and vests annually over a four-year period, with 25% of the RSU vesting on each anniversary of the grant date.
(9)	The performance-based stock option was granted pursuant to our 2014 Equity Incentive Plan, which have specific market condition milestone vesting triggers. For the performance-based stock options, vesting of 50% occurs upon achievement of a specified VWAP of specified duration and occurring prior to December 31, 2016. Vesting of another 50% of these options occurs upon achievement of a second, greater specified VWAP of specified duration and occurring prior to December 31, 2018. If a performance milestone is not achieved by its target date, all unvested shares subject to the options for that particular performance milestone terminate.
(10)	The performance-based RSU award was granted pursuant to our 2014 Equity Incentive Plan, which vesting occurs upon achievement of a specified stockholder return of specified duration and occurring prior to September 29, 2019. If the performance milestone is not achieved by its target date, all unvested shares subject to these awards terminate.
(11)	The RSU award was granted pursuant to our 2005 Equity Incentive Plan and vests annually over a three-year period, with 25% of the RSU award vesting on each of the first two anniversaries of the grant date and 50% of the RSU award vesting on the third anniversary of the grant date. The market value of the stock award is based on the closing stock price of $5.49 per share for our common stock as reported on the NASDAQ Global Select Market as of December 31, 2015, the last trading day of the year.
(12)	Although Ms. Bosko resigned from her position effective February 2015, she continued to be a consultant to XenoPort effective through March 1, 2016. Ms. Bosko’s consulting agreement provided for the exercisability of her outstanding vested equity awards through March 1, 2016, plus three months following such termination.

OPTION EXERCISES AND STOCK VESTED IN 2015

The following table sets forth certain information regarding option exercises and the vesting of RSUs held by our named executive officers during the fiscal year ended December 31, 2015. The value realized was determined without considering any taxes that may have been owed.

2015 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Vincent J. Angotti	—	—	35,000	$298,525
Ronald W. Barrett, Ph.D.	66,666	$188,665	66,250	$596,363
William G. Harris	16,666	$47,165	26,250	$236,313
Gregory T. Bates, D.V.M.	—	—	21,875	$183,744
Richard K. Kim, M.D.	—	—	5,000	$37,900
Gianna M. Bosko.	—	$19,154	26,250	$236,313

(1)	The value realized on exercise is the difference between the exercise price of each option exercised and the closing price of our common stock on the date of exercise multiplied by the number of shares underlying each option exercised, and does not represent actual amounts received by the named executive officer as a result of the option exercises.
(2)	These amounts represent the aggregate number of shares subject to outstanding RSU awards that vested in 2015.
(3)	The value realized on vesting is calculated by multiplying the number of shares underlying the RSUs vesting on the applicable vesting date by the closing price of our common stock on that date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Change of Control and Severance Rights Arrangements

See “Employment Agreements and Arrangements – Change of Control and Severance Rights Arrangements – Severance Rights Agreements” above for a description of the severance and change of control agreements with each of the named executive officers.

Equity Compensation Plans and Arrangements

See “Employment Agreements and Arrangements – Change of Control and Severance Rights Arrangements – Equity Plan Arrangements” and “Employment Agreements and Arrangements – Stock Awards” above for a description of potential vesting acceleration of equity awards as a result of a change of control transaction or upon a named executive officer’s actual or constructive termination in connection with a change of control transaction.

Potential Payments upon Termination or Change in Control Table

The table below describes and quantifies the amount of potential compensation and benefits payable to each of our named executive officers, other than Dr. Barrett and Ms. Bosko, upon a qualifying termination without cause or resignation for good reason that occurs outside of the period commencing three months prior to, and ending 18 months following, a change of control, or the Change of Control Period, and a qualifying termination that occurs within the Change of Control Period, assuming the applicable event occurred on December 31, 2015, the last business day of XenoPort’s last fiscal year. The table below also describes and quantifies the vesting acceleration benefit resulting from a change of control transaction where the surviving or acquiring entity elects not to assume, continue or substitute for stock awards, assuming the change of control transaction occurred on December 31, 2015.

For information with respect to the compensation and benefits we actually provided to Dr. Barrett in connection with his retirement and Ms. Bosko in connection with her resignation, see “Employment Agreements and Arrangements – Change of Control and Severance Rights Arrangements – Severance Rights Agreement and Consulting Agreement with Dr. Barrett” and “Employment Agreements and Arrangements – Change of Control and Severance Rights Arrangements – Consulting Agreement with Ms. Bosko” above, and for potential compensation and benefits that would have been payable to Dr. Barrett assuming a change of control transaction had occurred on December 31, 2015, see the footnote 7 to the table below.

Named Executive Officer/Termination Event (7)	Base Salary Continuation		Target Bonus (1)	Prorated Bonus		Continuation of Medical Benefits	Acceleration of Vesting of Stock Awards (2)	Total Termination Benefits
Vincent J. Angotti
• COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$1,050,000	(3)	$574,123	$287,062	(4)	$62,904	$3,556,231	$5,530,320
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$3,556,231	$3,556,231
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$787,500	(5)	—	$287,062	(6)	$47,178	—	$1,121,740

William G. Harris
• COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$587,518	(3)	$235,007	$156,672	(4)	$49,635	$203,849	$1,232,681
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$203,849	$203,849
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$391,679	(5)	—	$156,672	(6)	$33,090	—	$581,441

Gregory T. Bates, D.V.M.
• COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$534,694	(3)	$213,877	$142,585	(4)	$47,178	$201,140	$1,139,474
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$201,140	$201,140
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$356,462	(5)	—	$142,585	(6)	$31,452	—	$530,499

Named Executive Officer/Termination Event (7)	Base Salary Continuation		Target Bonus (1)	Prorated Bonus		Continuation of Medical Benefits	Acceleration of Vesting of Stock Awards (2)	Total Termination Benefits

Richard K. Kim, M.D.
• COC: Involuntary termination without cause or voluntary termination for good reason within the Change of Control Period	$602,250	(3)	$240,900	$160,600	(4)	$45,493	$205,624	$1,254,867
• COC: Surviving or acquiring entity in a COC event elects not to assume, continue or substitute for stock awards	—		—	—		—	$205,624	$205,624
• Non COC: Involuntary termination without cause or voluntary termination for good reason outside the Change of Control Period	$401,500	(5)	—	$160,600	(6)	$30,329	—	$592,429

(1)	Represents 200% of Mr. Angotti’s target bonus for the year of termination, paid over 24 months, and 150% of each other named executive officer’s target bonus for the year of termination, paid over 18 months, assuming a change of control event on December 31, 2015.
(2)	The value of RSU vesting acceleration and stock option vesting acceleration is based on the closing stock price of $5.49 per share for our common stock as reported on the NASDAQ Global Select Market on December 31, 2015, the last trading day of the year, and with respect to in-the-money unvested stock option shares, minus the exercise price of the unvested option shares.
(3)	Represents two years of salary for Mr. Angotti and 18 months of salary for each of the other named executive officers and would have been paid out in accordance with the company’s standard payroll practices over such period.
(4)	Represents such named executive officer’s target bonus for the year of termination, paid in a lump sum, assuming a change of control event on December 31, 2015 and target performance under the Corporate Bonus Plan for 2015.
(5)	Represents 18 months of salary for Mr. Angotti and 12 months of salary for each of the other named executive officers and would have been paid out in accordance with the company’s standard payroll practices over such period.
(6)	Represents such named executive officer’s bonus that would have been earned by such named executive officer for the year of termination, paid in a lump sum, assuming a qualifying termination on December 31, 2015 and target performance under the Corporate Bonus Plan for 2015.
(7)

Assuming a change of control transaction occurred on December 31, 2015, Dr. Barrett would have been entitled to receive the change of control benefits stated in his severance rights agreement. Such benefits, before reduction for severance benefits already due to Dr. Barrett, consist of $1,035,000 (representing continued payment of base salary for 24 months), $931,500 (representing 200% of his 2015 target bonus), $345,800 (representing his 2015 bonus prorated for the period of time Dr. Barrett was employed during 2015 and based on target performance under the Corporate Bonus Plan for 2015), $43,440 (representing 24 months of payment of premiums under COBRA), and $523,347 (representing the value of RSU vesting acceleration and stock option acceleration based on the closing stock price of $5.49 per share for our common stock as reported on the NASDAQ Global Select Market on December 31, 2015, the last trading day of the year, and with respect to in-the-money unvested stock option shares, minus the exercise price of the unvested option shares). While the total of the foregoing benefits is $2,879,087, Dr. Barrett would be eligible for the foregoing potential change of control benefits only in the amount and to the extent such benefits exceeded the severance benefits which Dr. Barrett is entitled under the terms of his severance rights agreement which were triggered upon his resignation and are described under “Employment Agreements and Arrangements – Change of Control and Severance Rights Arrangements – Severance Rights Agreement and Consulting Agreement with Dr. Barrett”.

Risk Analysis of Our Compensation Program

Our compensation committee has reviewed our compensation policies, practices and programs as generally applicable to our employees and determined that our policies, practices and programs do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our company. The design of our compensation policies and programs encourage our employees to remain focused on both our short- and long-term goals. For example, through our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components, as well as through our use of performance-based equity awards and multi-year vesting for equity awards and performance criteria under our bonus plans that emphasize the achievement of our overall corporate objectives, we believe that our employee compensation programs promote a long-term stockholder perspective, encourage decisions that will result in sustainable performance over the longer term, and mitigate the risks associated with an undue short-term focus on results.

DIRECTOR COMPENSATION

Our non-employee directors receive cash compensation and equity awards, including stock options to purchase shares of our common stock and RSUs, for their services as members of our board of directors in accordance with the levels approved by our board of directors upon recommendation by our compensation committee. Directors who are also employees do not receive any fees or equity compensation for service on the board of directors. Mr. Angotti is our only employee director. Our compensation committee periodically reviews the compensation paid to non-employee directors for their service on our board of directors and committees to ensure such compensation properly reflects the responsibilities and risks in being a director, chairperson and/or committee member and recommends any changes considered appropriate to the full board of directors for approval.

In 2014, the compensation committee retained Radford to conduct an independent review of our non-employee director compensation program, including a competitive analysis of industry practices and the director compensation programs among our peer group of companies. Based on the analysis conducted by Radford, in March 2014 the compensation committee recommended, and the board of directors approved, a restatement of the company’s director compensation program to provide for automatic equity grants to non-employee directors under the 2014 Equity Incentive Plan, which became effective upon approval by stockholders of the 2014 Equity Incentive Plan at the 2014 annual meeting on June 11, 2014.

CASH COMPENSATION

Pursuant to our compensation program for non-employee directors effective as of June 11, 2014, each member of our board of directors who was not our employee received the following cash compensation for board services, as applicable:

•	$50,000 per year for service as a board of directors member (annual retainer paid quarterly);

•	$15,000 per year for service as lead independent director of the board of directors (annual retainer paid quarterly);

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$25,000 per year for service as chairperson of the audit committee, $15,000 per year for service as chairperson of the compensation committee and $10,000 per year for service as chairperson of the nominating and corporate governance committee (each annual retainer paid quarterly); and

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$12,500 per year for service on the audit committee, $7,500 per year for service on the compensation committee and $5,000 per year for service on the nominating and corporate governance committee (annual retainer paid quarterly).

In addition, all of our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending board of directors and committee meetings and for the reasonable expenses incurred by directors to attend programs designed to provide continuing education regarding the appropriate role of directors in a public company.

EQUITY COMPENSATION

Our Director Compensation Program provides that:

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Each person who is elected or appointed for the first time to be a non-employee director automatically will be granted, upon the date of his or her initial election or appointment to be a non-employee director, a nonstatutory stock option to purchase 30,000 shares of the company’s common stock.

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On the date of each annual meeting of the company’s stockholders, each person who is then a non-employee director and will be continuing as a non-employee director following the date of such annual meeting automatically will be granted (i) a nonstatutory stock option to purchase 15,000 shares of the company’s common stock and (ii) an RSU award covering 5,000 shares of the company’s common stock. Notwithstanding the foregoing, each person who is elected or appointed for the first time to be a non-employee director at an annual meeting of the company’s stockholders will not be granted an annual option grant or an annual RSU grant with respect to such annual meeting.

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Options granted to non-employee directors are not intended to qualify as incentive stock options under the Code, and the exercise price is equal to 100% of the fair market value of our common stock subject to the option on the grant date. The initial options will vest and become exercisable in a series of 24 successive equal monthly installments over the two-year period measured from the date of grant, subject to the non-employee director’s continuous service through such dates. The annual options will vest and become exercisable in a series of 12 successive equal monthly installments over the one-year period measured from the date of grant, subject to the non-employee director’s continuous service through such dates.

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Each annual RSU grant will vest in full on the earlier of (1) the one-year anniversary of the date of grant or (2) the date of the next annual meeting of the company’s stockholders following the date of grant, subject to the non-employee director’s continuous service through such date.

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Vesting of non-employee director options and RSUs (1) may accelerate in full upon a corporate transaction pursuant to the terms of the 2014 Equity Incentive Plan and (2) will accelerate in full immediately prior to the effectiveness of a non-employee director’s resignation or removal (and contingent upon the effectiveness of a change in control) in the event that the non-employee director is required to resign his or her position as a non-employee director as a condition of the change in control or the non-employee director is removed from his or her position as a non-employee director in connection with the change in control.

Prior to June 2014, equity compensation for our non-employee directors was granted under our 2005 Non-Employee Directors’ Stock Option Plan. Although no new grants will be issued under our 2005 Non-Employee Directors’ Stock Option Plan, all outstanding stock awards granted under the 2005 Non-Employee Directors’ Stock Option Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2005 Non-Employee Directors’ Stock Option Plan.

The following table sets forth certain information with respect to the compensation of all non-employee directors of the company for the fiscal year ended December 31, 2015.

Director Compensation for Fiscal 2015 Table

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (3)(4)	Total
Paul L. Berns	$77,500	$30,200	$57,612	$165,312
Dennis M. Fenton, Ph.D.	$57,500	$30,200	$57,612	$145,312
John G. Freund, M.D.	$92,500	$30,200	$57,612	$180,312
Catherine J. Friedman	$67,500	$30,200	$57,612	$155,312
Jeryl L. Hilleman	$87,500	$30,200	$57,612	$175,312
Ernest Mario, Ph.D.(5)	$21,154	$—	$—	$21,154
William J. Rieflin	$50,000	$30,200	$57,612	$137,812
Wendell Wierenga, Ph.D.	$57,500	$30,200	$57,612	$145,312

(1)	Vincent J. Angotti, our chief executive officer, and Ronald W. Barrett, Ph.D., our former chief executive officer, are not included in this table as Mr. Angotti is an employee of the company and Dr. Barrett was an employee of the company at the time he served as director, and as such Mr. Angotti does not receive and Dr. Barrett did not receive compensation for service as a director. The compensation received by Mr. Angotti and Dr. Barrett is shown in the Summary Compensation Table.
(2)	The dollar amounts in this column represent the full grant date fair value calculated in accordance with FASB ASC Topic 718 for RSU awards granted during the fiscal year. With the exception of Dr. Mario, who retired from our board of directors effective May 19, 2015, each director listed in the table above had 5,000 shares subject to outstanding RSUs as of December 31, 2015.
(3)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2015 was as follows: 120,000 shares for Mr. Berns; 105,000 shares for Dr. Fenton; 120,000 shares for Dr. Freund; 125,000 shares for Ms. Friedman; 120,000 shares for Ms. Hilleman; 40,000 shares for Dr. Mario; 95,000 shares for Mr. Rieflin; and 120,000 shares for Dr. Wierenga.
(4)	The dollar amounts in this column represent the full grant date fair value of stock option awards granted during the year ended December 31, 2015. These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black Scholes option-pricing model and the assumptions outlined in the footnotes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 and filed with the SEC.
(5)	Dr. Mario retired from our board of directors effective May 19, 2015.

TRANSACTIONS WITH RELATED PERSONS

POLICY AND PROCEDURES FOR REVIEW OF RELATED-PARTY TRANSACTIONS

Pursuant to the requirements set forth in the applicable Nasdaq listing standards and as set forth in the written charter of the audit committee of our board of directors, the audit committee is charged with reviewing and providing oversight of all related-party transactions for potential conflict-of-interest situations and is also responsible for approving such related-party transactions. Pursuant to our Code of Business Conduct and Ethics, all of our officers, directors and employees are required to report to a compliance officer under the Code of Business Conduct and Ethics any such related-party transaction. In approving or rejecting a proposed related-party transaction, the audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the risks, costs and benefits to XenoPort, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. The audit committee will approve only those related-party transactions that, in light of the known circumstances, are in, or are not inconsistent with, the best interests of XenoPort, as the audit committee determines in the good faith exercise of its discretion.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Participation in Private Placement

On February 3, 2015, we completed a private placement of $115.0 million aggregate principal amount of 2.50% Convertible Senior Notes due 2022, or the 2022 Notes. The net proceeds from the offering of the 2022 Notes were approximately $111.3 million, after deducting the initial purchaser’s discount and debt issuance costs payable by us. Each holder of 2022 Notes has the right, at such holder’s option, to convert all or any portion of such 2022 Note at any time prior to its maturity date. The 2022 Notes are convertible at an initial conversion rate of 93.2945 shares of our common stock per $1,000 principal amount of the 2022 Notes, which is equal to an initial conversion price of approximately $10.72 per share of common stock. None of our directors or executive officers participated in the offering, nor did any of such persons have a direct or indirect material interest in the offering. Purchasers of the 2022 Notes included the following holder of more than 5% of our outstanding common stock. The following table sets forth the principal amount of 2022 Notes purchased by such holder:

Name	Principal Amount
Baker Bros. Advisors LP and affiliates (1)	$100,000,000

The issuance and sale of the 2022 Notes was approved by our board of directors and the private placement process involved participation by an investment bank acting as an initial purchaser. Pricing terms for the 2022 Notes were approved by a pricing committee of our board of directors prior to the execution of the transaction. Consistent with our audit committee charter, our audit committee subsequently reviewed and ratified the offering.

(1)	Additional detail regarding this stockholder and its beneficial ownership of our common stock is provided in the Section titled “Security Ownership of Certain Beneficial Owners and Management.”

Indemnification Agreements

Our bylaws provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law and may indemnify our other officers, employees and other agents as set forth in Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director or executive officer in connection with certain legal proceedings. Our bylaws permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity. We have entered and expect to continue to enter into agreements to indemnify our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or the full set of proxy materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are XenoPort stockholders will be “householding” our proxy materials. A Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, in the future you may notify your broker or XenoPort. Direct your written request to XenoPort, Inc., Attention: Investor Relations, at 3410 Central Expressway, Santa Clara, California 95051 or contact XenoPort Investor Relations at (408) 616-7200. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Thomas P. McCracken

Secretary

April 4, 2016

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 is available without charge upon written request to: XenoPort, Inc., Secretary, 3410 Central Expressway, Santa Clara, California 95051.

XENOPORT, INC.
3410 CENTRAL EXPRESSWAY SANTA CLARA, CA 95051
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
For Withhold For All To withhold authority to vote for any
All All Except individual nominee(s), mark “For All
Except” and write the number(s) of the
The Board of Directors recommends you vote FOR nominee(s) on the line below.
the following: 0 0 0
1. Election of Class 2 Directors
Nominees
01 John G. Freund, M.D. 02 William J. Rieflin
The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain
2. To ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as XenoPort’s 0 0 0 independent registered public accounting firm for the fiscal year ending December 31, 2016.
3. To approve, on an advisory basis, the compensation of XenoPort’s named executive officers, as disclosed in the 0 0 0 proxy statement accompanying this notice.
NOTE: To conduct any other business properly brought before the annual meeting.
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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com .
XENOPORT, INC.
Annual Meeting of Stockholders
May 17, 2016 9:00 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Vincent J. Angotti and Thomas P. McCracken, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of XenoPort, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of XenoPort, Inc., to be held at the Santa Clara Marriott, Salon D, located at 2700 Mission College Blvd., Santa Clara, CA 95054 on Tuesday, May 17, 2016, at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side
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